Exhibit 2.1

[Schedules and Exhibits other than Exhibits A-1 and A-2 to the Stock Purchase Agreement identified in the Table of Contents to the Stock Purchase Agreement are not being filed but will be furnished supplementally to the Securities and Exchange Commission upon request.]

Final Execution Copy

STOCK PURCHASE AGREEMENT

among

CONSOL ENERGY INC.

MURRAY ENERGY CORPORATION

CONSOLIDATION COAL COMPANY

and

OHIO VALLEY RESOURCES, INC.

Dated as of October 25, 2013

i

EXHIBITS

A1	Mining Transferred Business

A2	Related Transferred Business

A3	Mines

A4	Surface Area Blacksville Mine

A5	Surface Area Loveridge Mine

A6	Surface Area McElroy Mine

A7	Surface Area Robinson Run Mine

A8	Surface Area Shoemaker Mine

A9	Surface Area Mine 84

A10	Surface Area Rend Lake Mine

A11	Keystone Coal Mining Company Mines

A12	Tetrick South Reserves

A13	Legacy Areas and AMD Sites

A14	Reverse Osmosis Facilities and Plant Complex

A15	River Division Areas

A16	Monongah Office

B	Post-Reorganization Corporate Chart

C	Excluded Liabilities

D	Inventory Valuation Procedures and Methodology

E	Sample Working Capital Component Statement

1.01(a)	Transferring Entities’ Employee and Retiree Liabilities

1.01(b)	Seller’s Knowledge

1.01(c)	Permitted Encumbrances

2.02(b)	Form of Escrow Agreement

2.04(c)	Form of Cooperation and Safety Agreement

2.04(d-1)	Form of Overriding Royalty Agreement

2.05(d-2)	Form of Second Overriding Royalty Agreement

2.04(e)	Form of AMD Services Agreement

2.04(f)	Form of Transition Services Agreement

2.04(g)	Form of Master Salaried Employee and Employee Benefit Agreement

2.04(h)	Form of CNX Marine Shipping Agreement

2.04(i)	Form of Eight Four Mining Company Lease Agreement

2.04(j)	Surface Use Agreement

5.06	Guarantees and Bonds

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 25, 2013, is entered into among CONSOL ENERGY INC., a Delaware corporation (the “Seller”), OHIO VALLEY RESOURCES, INC., an Ohio corporation (the “Purchaser”), CONSOLIDATION COAL COMPANY, a Delaware corporation (the “Company”), and solely for purposes of Section 5.14, Section 6.03 and Section 11.16 herein, MURRAY ENERGY CORPORATION, an Ohio corporation (“Parent”).

WHEREAS, the Seller owns all the issued and outstanding shares (the “Shares”) of common stock, $1,000 par value per share, of the Company (the “Common Stock”);

WHEREAS, the Company, the Subsidiaries and certain Affiliates thereof are engaged in the business of operating mines, including mining, processing, selling, trading, shipping, storing and delivering coal, performing reclamation activities and such other activities required under applicable Law in connection with the operations of a mining business, and operating certain other businesses that support or are otherwise related to the foregoing activities (the “Business”);

WHEREAS, prior to the closing of the transactions contemplated hereby, the Seller and the Company will effect a reorganization (the “Reorganization”) that will result in the Company and the Subsidiaries engaging in the Business solely with respect to (i) certain surface areas and seams of coal in active and inactive areas of the mines (the “Mines”) that are described and set forth in Exhibit “A1” hereto (the “Mining Transferred Business”) and (ii) the related businesses listed on Exhibit “A2” hereto (the “Related Transferred Business,” and together with the Mining Transferred Business, the “Transferred Business”); which Reorganization will be implemented by divesting from the Company and its Subsidiaries all those mines and businesses not included in the Transferred Business (together with any other business of the Seller and its other subsidiaries, the “Excluded Business”), including the operations and assets relating to the Buchanan and Amonate Mines, and transferring to the Company and its Subsidiaries assets and Liabilities of the Seller and certain Affiliates thereof (together, the “Transferring Entities”) relating to the Transferred Business;

WHEREAS, the Purchaser is wholly-owned by Parent;

WHEREAS, the corporate chart of the Company and the Subsidiaries at the Closing and after the Reorganization shall be as set forth in Exhibit “B” hereto; and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. For purposes of this Agreement:

“Action” means any allegation, claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous consolidated, affiliated, combined or unitary group defined under state, local, or non-United States Tax Law).

“Ancillary Agreements” means the CSA, the Escrow Agreement, the ORA, the SORA, the AMDSA, the MSEEBA, the MSA, the EFMLA, the SUA and the TSA.

“Assets” means the assets and properties of the Company, the Subsidiaries and the Transferring Entities to the extent used in the Transferred Business.

“Black Lung Claim” means any claim or demand asserting any right with respect to Black Lung Liabilities.

“Black Lung Liabilities” means liabilities in respect of the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, and any corresponding state law.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Casualty” means any destruction of, or any damage to, one or more of the active mines comprising the Transferred Business or the Assets (i) resulting in uninsured property losses, or (ii) that would be reasonably expected to result in uninsured economic losses, which, individually or in the aggregate, with all other losses in clause (i) or (ii), exceed $85,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended through the date hereof.

“Closing Date Cash” means the aggregate amount of unrestricted cash and cash equivalents held by the Company and its Subsidiaries related to the Transferred Business, as determined in accordance with GAAP.

“Closing Statement” means the statement of Net Working Capital of the Transferred Business to be prepared pursuant to Section 2.06(b) and to be dated as of the Closing Date.

“Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, as amended through the date hereof.

“Coal Inventory” means the raw and clean coal inventory of the Transferred Business, wherever located, including in storage or existing in piles, mines, silos, belts, plants, train cars, barges, ships, equipment and/or other facilities where title has not transferred to a buyer.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Consent Payment Amount” shall mean any amount paid or incurred by a party (x) to obtain Consent or a Reorganization Arrangement, (y) to obtain for the benefit of Parent, the Purchaser, the Company or any of their respective affiliates or subsidiaries any replacement in lieu of, or under the terms of, any Consent or Reorganization Arrangement, or (z) that is an administrative or replacement cost incurred by Parent, the Purchaser, the Company or any of their respective affiliates or subsidiaries in order to transfer or obtain substantially equivalent rights in lieu of, or under the terms of, any Consent or Reorganization Arrangement. For the avoidance of doubt, the marginal economic effect from and after the Closing of any modification of, or amendment to, any Contract shall be deemed to constitute a Consent Payment Amount. Solely for illustrative purposes, if a Contract provides for provision of product to the Company at a cost per unit of $1 and the Contract is modified to provide for a cost per unit of $1.10, the $0.10 per unit shall be a Consent Payment Amount.

“Contract” means any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, franchise or other instrument or arrangement.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer and similar Taxes.

“Covered Persons” means Persons covered under any Plan.

“Covered Real Property” means the Owned Real Property and the Leased Real Property.

“Current Assets” means the aggregate amount of (i) Cash plus (ii) Current Inventory plus (iii) those other current assets of the Company and its Subsidiaries specifically identified by line item on Exhibit “E”, in each case determined on a consolidated basis, in accordance with GAAP consistently applied with the principles applied in the preparation of the Reference Balance Sheet except as otherwise noted on Exhibit “E”.

“Current Inventory” means the Coal Inventory and the Supplies Inventory of the Transferred Business, determined following a physical inventory thereof and in a manner consistent with GAAP and the inventory valuation methodology set forth on Exhibit “D”.

“Current Liabilities” means the aggregate amount of the consolidated current liabilities of the Company and its Subsidiaries specifically identified by line item on Exhibit “E”, determined on a consolidated basis in accordance with GAAP consistently applied with the principles applied in the preparation of the Reference Balance Sheet except as otherwise noted on Exhibit “E”.

“CWP” shall have the same meaning as Black Lung Liabilities.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

“Employee and Retiree Liabilities” means (a) all of employment and retirement related Liabilities of the Company and the Subsidiaries (except the Excluded Liabilities) arising before or after Closing, including (i) all shutdown, layoff, pension, medical, disability, benefit plan, and other Liabilities of the

Signatory Companies to, or on behalf of, past, present, or future UMWA Represented Employees and non-UMWA represented employees and retirees (including dependents and heirs of such employee and any other person or entity who asserts a claim derived from such person), including claims based upon the Wage Agreement, the Coal Act, employment claims, and claims arising under ERISA, whether arising prior to or subsequent to Closing, whether such Liabilities exist by reason of contract, statute, or otherwise; (ii) any contribution obligations pursuant to the UMWA Retiree Medical Plan and any UMWA Fund but Employee and Retiree Liabilities shall not include any obligation to the UMWA Combined Benefit Fund and the UMWA 1992 Benefit Plan; (iii) Liabilities for all claims under any state Workers’ Compensation Act or claims of intentional tort, including tort claims for personal injury or illness giving rise to the potential for damages above and beyond remedies provided for by a state Workers’ Compensation schedule of benefits, in each case by or on behalf of any current or former UMWA Represented Employees or non-UMWA represented employee of any of the Signatory Companies, any Retained Employee, all dependents and heirs of all such employees or any other person or entity who asserts a claim derived from such person, based on occupational illnesses or injuries (excluding Black Lung Claims), regardless of whether such illness, injury or the events or circumstances giving rise to any such claim had or shall have occurred before or after the Closing; (iv) Liabilities for all Black Lung Claims by or on behalf of past, present, and future Signatory Company UMWA Represented Employees and non-UMWA represented employees, any Retained Employee, any dependents or heirs of all such employees or any other person or entity who asserts a claim derived from such person, regardless of whether the events or circumstances giving rise to such claim had or shall have occurred before or after the Closing; and (v) Liabilities for any disability benefits to Covered Persons, in each case whether related to a disability that occurred before or after the Closing Date; and (b) those employment and retirement related Liabilities of the Transferring Entities which the Company or the Subsidiaries shall assume prior to the Closing as set forth on Exhibit 1.01(a).

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance.

“Environmental Law” means any Law, consent decree or judgment, in each case in effect as of the date hereof, relating to pollution or protection of the environment.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.

“Escrow Agent” means PNC Bank, National Association.

“Excluded Liabilities” means (i) any Liability related to or arising out of (x) the Reorganization, (y) the employment of any employee that is not a Retained Employee or (z) the operation, use or activity of, or any asset or Liability primarily related to or primarily arising out, of the Excluded Business and (ii) the other liabilities listed on Exhibit “C”.

“Excluded Taxes” means (i) Taxes imposed on or payable by the Company or any Subsidiary for any taxable period that ends on or before the date of the Closing; (ii) with respect to Straddle Periods, Taxes imposed on or payable by the Company or any Subsidiary which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the date of the Closing; (iii) Taxes for which the Company or any Subsidiary are held liable, including under Section 1.1502-6 of the Regulations (or any similar provision of state, local or non-United States law), by reason of the Company or any Subsidiary being included in any Affiliated Group at any time on or before the date of the Closing; and (iv) Taxes of any Person (other than the Company and its Subsidiaries) imposed on or payable by the Company or any of its Subsidiaries as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that Excluded Taxes shall not include Taxes to the extent (A) resulting from any act, transaction or omission of the Purchaser, the Company or any Subsidiary occurring on the Closing Date after the Closing that is not contemplated by this Agreement or (B) resulting from an election under Section 338(g) of the Code with respect to the transactions contemplated by this Agreement.

“Financing Sources” means the agents, arrangers, trustees, lenders, noteholders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other debt financing in connection with the transactions contemplated hereby, including the parties to any commitment letter and any joinder agreements and credit agreements relating thereto.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means any hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 9.02 and the Purchaser and the Company, jointly and severally, pursuant to Section 9.03, as the case may be.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, decree, judgment, requirement or rule of law (including common law).

“Leased Personal Property” means the Personal Property leased by the Company, the Subsidiaries or the Transferring Entities, to the extent related to the Transferred Business.

“Leased Real Property” means all right, title and interest leased by Company, the Subsidiaries and the Transferring Entities in and to the following:

(i) for the Blacksville Mine, (A) the Real Property leases set forth on Exhibit 1.01(d)(i)(A) insofar and only insofar as the leases cover the Pittsburgh seam of coal and associated mining rights within the area shown on Exhibit “A3” under “Blacksville Mine (Pittsburgh Coal Only)”; and (B) the Real Property leases set forth on Exhibit 1.01(d)(i)(B) insofar and only insofar as the leases cover the surface only of property that is located entirely on or within the highlighted areas shown on Exhibit “A4”;

(ii) for the Loveridge Mine, (A) the Real Property leases set forth on Exhibit 1.01(d)(ii)(A) insofar and only insofar as the leases cover the Pittsburgh seam of coal and associated mining rights within the area shown on Exhibit “A3” under “Loveridge Mine (Pittsburgh Coal Only)”; and (B) the Real Property leases set forth on Exhibit 1.01(d)(ii)(B) insofar and only insofar as the leases cover the surface only of property that is located entirely on or within the highlighted areas shown on Exhibit “A5”;

(iii) for the McElroy Mine, the Real Property leases set forth on Exhibit 1.01(d)(iii)(A) insofar and only insofar as the leases cover the Pittsburgh seam of coal and associated mining rights within the area shown on Exhibit “A3” under “McElroy Mine (Pittsburgh Coal Only)”; and (B) the Real Property leases set forth on Exhibit 1.01(d)(iii)(B) insofar and only insofar as the leases cover the surface only of property that is located entirely on or within the highlighted areas shown on Exhibit “A6”;

(iv) for Mine 84, the Real Property leases set forth on Exhibit 1.01(d)(iv)(A) insofar and only insofar as the leases cover the Pittsburgh seam of coal and associated mining rights within the area shown on Exhibit “A3” under “Mine 84 (Pittsburgh Coal Only)”; and (B) the Real Property leases set forth on Exhibit 1.01(d)(iv)(B) insofar and only insofar as the leases cover the surface only of property that is located entirely on or within the highlighted areas shown on Exhibit “A7”;

(v) for the Robinson Run Mine, the Real Property leases set forth on Exhibit 1.01(d)(v)(A) insofar and only insofar as the leases cover the Pittsburgh seam of coal and associated mining rights within the area shown on Exhibit “A3” under “Robinson Run Mine (Pittsburgh Coal Only)”; and (B) the Real Property leases set forth on Exhibit 1.01(d)(v)(B) insofar and only insofar as the leases cover the surface only of property that is located on or within the highlighted areas shown on Exhibit “A8”;

(vi) for the Shoemaker Mine, the Real Property leases set forth on Exhibit 1.01(d)(vi)(A) insofar and only insofar as the leases cover the Pittsburgh seam of coal and associated mining rights within the area shown on Exhibit “A3” under “Shoemaker Mine (Pittsburgh Coal Only)”; and (B) the Real Property leases set forth on Exhibit 1.01(d)(vi)(B) insofar and only insofar as the leases cover the surface only of property that is located entirely on or within the highlighted areas shown on Exhibit “A9”;

(vii) for the Rend Lake Mine, (A) the Real Property leases and leased or licensed rights of way set forth on Exhibit 1.01(d)(vii) insofar and only insofar as the leases cover any coal seams and associated mining rights within the area shown on Exhibit “A10” for the Rend Lake Mine; and (B) the Real Property leases and leased or licensed rights of way set forth on Exhibit 1.01(d)(vii) insofar and only insofar as the leases cover the surface only of property that is located entirely on or within the highlighted areas shown on Exhibit “A10”;

(viii) for the Keystone Coal Mining Company Mines, the Real Property leases and leased or licensed rights of ways set forth on Exhibit 1.01(d)(viii) insofar and only insofar as the leases cover the surface only and associated surface access rights for operation of the preparation plant within the highlighted areas shown on Exhibit “A11” for the Keystone Coal Mining Company Mines;

(ix) for the Tetrick South Reserves, the Real Property leases set forth on Exhibit 1.01(d)(ix) insofar and only insofar as the leases cover the Pittsburgh seam of coal and associated mining rights within the area shown on Exhibit “A12” for the Tetrick South Reserves (the “Tetrick Lease”), excluding, however, any overriding royalties that will be granted to Reserve Coal Properties Company at Closing;

(x) for the Legacy Areas and AMD Sites, (A) the Real Property leases and leased or licensed rights of ways set forth on Exhibit 1.01(d)(x)(A) insofar and only insofar as the leases or licenses cover the unmined and mined out areas of the Pittsburgh seam of coal only and associated mining rights within the highlighted areas shown on Exhibit “A13(i)” under “Legacy Areas”; and (B) the Real Property leases and leased or licensed rights of ways set forth on Exhibit 1.01(d)(x)(B) insofar and only insofar as the leases or licenses cover the surface only associated with twenty-one (21) AMD Sites as shown on the highlighted areas of Exhibit “A13(i),” the coordinates of which are more particularly described on Exhibit “A13(ii)”, together with all necessary and required access rights to the Pittsburgh seam for operation of the AMD Sites, including, but not limited to, the right to remove water from the unmined and mined out areas of the Pittsburgh seam and the right to inject water, slurry and sludge into the unmined and mined out areas of the Pittsburgh seam;

(xi) for the Reverse Osmosis Facilities and Plant Complex, the Real Property leases set forth on Exhibit 1.01(d)(xi) insofar and only insofar as the leases cover (A) any surface property only with respect to the Plant Complex within the highlighted areas as shown on Exhibit “A14” under “Refuse Area” and “RO Plant Site” and (B) any rights of way with respect to the Facilities as shown on such Exhibit “A14” under “RO Pipeline Alignment”;

(xii) for the River Division Areas, the Real Property leases set forth on Exhibit 1.01(d)(xii) associated with the river facilities as shown on Exhibit “A15” for the River Division Areas; provided, however, for the landings identified as having a Surface Use Agreement as shown on Exhibit “A15” the surface will be owned by a Transferring Entity after Closing and such surface will be excluded property that is part of the Excluded Business, and a Surface Use Agreement will address use of such landings by Company after Closing;

(xiii) all Real Property leases set forth on Exhibit 1.01(d)(xiii) insofar and only insofar as the leases cover the surface only of property associated with the Monongah Office within the area shown on Exhibit “A16(i)” and with the Ohio Valley Operations Office within the area shown on Exhibit “A16(ii)” together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company, the Subsidiaries or the Transferring Entities (to the extent primarily used in the Related Transferred Business) attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing;

(xiv) buildings and other structures, facilities or improvements leased by the Company, the Subsidiaries or the Transferring Entities located on or within the Limited Surface Area (to the extent primarily used in Mining Transferred Business) attached or appurtenant thereto;

(xv) all fixtures, systems, equipment and items of personal property leased by the Company, the Subsidiaries or the Transferring Entities located on or within the Limited Surface Area (to the extent primarily used in Mining Transferred Business) attached or appurtenant thereto; and

(xvi) subject to any existing shared usage by other Persons and whether such usage is recorded or unrecorded, all leased or licensed easements, licenses, rights and appurtenances of the Company, the Subsidiaries or the Transferring Entities relating to or within the Mining Transferred Business.

For the avoidance of doubt:

A.	to the extent all or any part of any Real Property leases of the Company, the Subsidiaries and the Transferring Entities are located, in whole or in part, outside the areas designated on the above-referenced Exhibit maps: (1) all surface lying outside of the surface areas designated on Exhibits A4, A5, A6, A7, A8, A9, A10, A11, A13(i), A14, A15, A16(i) and A16(ii) is excluded property and part of the Excluded Business; and (2) all coal lying outside of the coal areas designated on Exhibits A3, A10, A12, and A13(i) is excluded property and part of the Excluded Business;

B.	within the coal areas designated on Exhibits A3, A12 and A13(i), all coal, except for the Pittsburgh seam, is excluded property and part of the Excluded Business; and

C.	all oil, gas, coalbed methane, coal (except for the coal interests specifically described above), and other minerals are excluded property and part of the Excluded Business.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Limited Surface Area” means the surface within the areas shown on Exhibits “A4” through “A10”.

“LTD” means long-term disability benefits as defined by the applicable underlying policy.

“Marketing Period” means the first period of twenty (20) consecutive days commencing on November 11, 2013 (or, if the Seller shall have failed to provide the comments and completions to the Confidential Information by the two (2) Business Day deadline provided by the second sentence of Section 5.10, such later date that is the number of Business Days following November 11, 2013 equal to the number of Business Days following the deadline that the Seller failed to provide such comments and completions); provided, however, that (A) if the Purchaser shall deliver a Qualified Correction Request, the Marketing Period shall commence on the date on which all errors in the Qualified Correction Request have been corrected by the Seller and the Seller has delivered to the Purchaser the Required Financial Information with the corrections noted in such Qualified Correction Request, and (B) (x) the Marketing Period shall exclude November 27, 2013 through and including November 29, 2013 (it being understood that the exclusions in this clause (x) shall not have any disqualifying effect on the consecutive day requirement) and (y) if the Marketing Period has not ended prior to December 20, 2013, such twenty (20) day period shall commence no earlier than January 5, 2014.

“Material Adverse Effect” means any circumstance, change in or effect on the Transferred Business that is, or could reasonably be expected to be, materially adverse to the consolidated properties, condition, business, results of operations or the consolidated financial condition of the Transferred Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered a “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries in which the Transferred Business operates (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees or (iii) any delays or cancellations of orders for products or services, (d) any reduction in the price of services or products offered by the Company and the Subsidiaries with respect to the Transferred Business in response to the reduction in price of comparable services or products offered by a competitor, (e) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of the Purchaser, (f) changes in applicable Law or to accounting rules and (g) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof (but with respect to the items in clauses (a), (b), (f) and (g), such items shall only be not considered to the extent they do not have a disproportionate impact on the Transferred Business, taken as a whole, relative to other entities operating in the industries in which the Transferred Business operates).

“Net Working Capital” means Current Assets minus Current Liabilities.

“OPEB” means those post-employment benefits other than pensions and includes, as applicable, medical, dental, vision, life and accidental death and dismemberment.

“Owned Real Property” means all right, title and interest owned by Company, the Subsidiaries and the Transferring Entities in and to the following:

(i) for the Blacksville Mine, (A) the Real Property deeds set forth on Exhibit 1.01(e)(i)(A) insofar and only insofar as the deeds cover the Pittsburgh seam of coal and associated mining rights within the area shown on Exhibit “A3” under “Blacksville Mine (Pittsburgh Coal Only)”; and (B) the Real Property deeds set forth on Exhibit 1.01(e)(i)(B) insofar and only insofar as the deeds cover the surface only of property that is located entirely on or within the highlighted areas shown on Exhibit “A4”;

(ii) for the Loveridge Mine, (A) the Real Property deeds set forth on Exhibit 1.01(e)(ii)(A) insofar and only insofar as the deeds cover the Pittsburgh seam of coal and associated mining rights within the area shown on Exhibit “A3” under “Loveridge Mine (Pittsburgh Coal Only)”; and (B) the Real Property deeds set forth on Exhibit 1.01(e)(ii)(B) insofar and only insofar as the deeds cover the surface only of property that is located entirely on or within the highlighted areas shown on Exhibit “A5”;

(iii) for the McElroy Mine, the Real Property deeds set forth on Exhibit 1.01(e)(iii)(A) insofar and only insofar as the deeds cover the Pittsburgh seam of coal and associated mining rights within the area shown on Exhibit “A3” under “McElroy Mine (Pittsburgh Coal Only)”; and (B) the Real Property deeds set forth on Exhibit 1.01(e)(iii)(B) insofar and only insofar as the deeds cover the surface only of property that is located entirely on or within the highlighted areas shown on Exhibit “A6”;

(iv) for Mine 84, the Real Property deeds set forth on Exhibit 1.01(e)(iv)(A) insofar and only insofar as the deeds cover the Pittsburgh seam of coal and associated mining rights within the area shown on Exhibit “A3” under “Mine 84 (Pittsburgh Coal Only)”; and (B) the Real Property deeds set forth on Exhibit 1.01(e)(iv)(B) insofar and only insofar as the deeds cover the surface only of property that is located entirely on or within the highlighted areas shown on Exhibit “A7”;

(v) for the Robinson Run Mine, the Real Property deeds set forth on Exhibit 1.01(e)(v)(A) insofar and only insofar as the deeds cover the Pittsburgh seam of coal and associated mining rights within the area shown on Exhibit “A3” under “Robinson Run (Pittsburgh Coal Only)”; and (B) the Real Property deeds set forth on Exhibit 1.01(e)(v)(B) insofar and only insofar as the deeds cover the surface only of property that is located on or within the highlighted areas shown on Exhibit “A8”;

(vi) for the Shoemaker Mine, the Real Property deeds set forth on Exhibit 1.01(e)(vi)(A) insofar and only insofar as the deeds cover the Pittsburgh seam of coal and associated mining rights within the area shown on Exhibit “A3” under “Shoemaker Mine (Pittsburgh Coal Only)”; and (B) the Real Property deeds set forth on Exhibit 1.01(e)(vi)(B) insofar and only insofar as the deeds cover the surface only of property that is located entirely on or within the highlighted areas shown on Exhibit “A9”;

(vii) for the Rend Lake Mine, (A) the Real Property deeds set forth on Exhibit 1.01(e)(vii) insofar and only insofar as the deeds cover any coal seams and associated mining rights within the area shown on Exhibit “A10” for the Rend Lake Mine; and (B) the Real Property deeds set forth on Exhibit 1.01(e)(vii) insofar and only insofar as the deeds cover the surface only of property that is located entirely on or within the highlighted areas shown on Exhibit “A10”;

(viii) for the Keystone Coal Mining Company Mines, the Real Property deeds set forth on Exhibit 1.01(e)(viii) insofar and only insofar as the deeds cover the surface only and associated surface access rights for operation of the prep plant within the highlighted areas shown on Exhibit “A11” for the Keystone Coal Mining Company Mines;

(ix) for the Tetrick South Reserves, the Real Property deeds set forth on Exhibit 1.01(e)(ix) insofar and only insofar as the deeds cover the Pittsburgh seam of coal and associated mining rights within the area shown on Exhibit “A12” for the Tetrick South Reserves, excluding, however, any overriding royalties that will be granted to Reserve Coal Properties Company at Closing;

(x) for the Legacy Areas and AMD Sites, (A) the Real Property deeds and owned rights of ways set forth on Exhibit 1.01(e)(x)(A) insofar and only insofar as the deeds and owned rights of way cover the unmined and mined out areas of the Pittsburgh seam of coal only and associated mining rights within the highlighted areas shown on Exhibit “A13(i)” under “Legacy Areas”; and (B) the Real Property deeds and owned rights of ways set forth on Exhibit 1.01(e)(x)(B) insofar and only insofar as the deeds and owned rights of way cover the surface only associated with twenty-one (21) AMD Sites as shown on the highlighted areas of Exhibit “A13(i)”, the coordinates of which are more particularly described on Exhibit “A13(ii)”, together with all necessary and required access rights to the Pittsburgh seam for operation of the AMD Sites, including, but not limited to, the right to remove water from the unmined and mined out areas of the Pittsburgh seam and the right to inject water, slurry and sludge into the unmined and mined out areas of the Pittsburgh seam;

(xi) for the Reverse Osmosis Facilities and Plant Complex, (A) the Real Property deeds set forth on Exhibit 1.01(e)(xi)(A) insofar and only insofar as the deeds cover any surface property only with respect to the Plant Complex within the highlighted areas as shown on Exhibit “A14” under “Refuse Area” and “RO Plant Site” and (B) rights of way only in and under the instruments set forth on Exhibit 1.01(e)(xi)(B) with respect to the Facilities as shown on such Exhibit “A14” under “RO Pipeline Alignment”;

(xii) for the River Division Areas, the Real Property deeds set forth on Exhibit 1.01(e)(xii) associated with the river facilities as shown on Exhibit “A15” for the River Division Areas; provided, however, for the landings identified as having a Surface Use Agreement as shown on Exhibit “A15” the surface will be owned by a Transferring Entity after Closing and such surface will be excluded property that is part of the Excluded Business, and a Surface Use Agreement will address use of such landings by Company after Closing;

(xiii) all Real Property deeds set forth on Exhibit 1.01(e)(xiii) insofar and only insofar as the deeds cover the surface only of property associated with the Monongah Office within the area shown on Exhibit “A16(i)” and with the Ohio Valley Operations Office within the area shown on Exhibit “A16(ii)” together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, including, but not limited to, the Monongah Office and the Ohio Valley Operations Office, and all fixtures, systems, equipment and items of personal property of the Company, the Subsidiaries or the Transferring Entities (to the extent primarily used in the Related Transferred Business) attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing;

(xiv) all buildings and other structures, facilities or improvements of the Company, the Subsidiaries or the Transferring Entities located on or within the Limited Surface Area (to the extent primarily used in Mining Transferred Business) attached or appurtenant thereto;

(xv) all fixtures, systems, equipment and items of personal property of the Company, the Subsidiaries or the Transferring Entities located on or within the Limited Surface Area (to the extent primarily used in Mining Transferred Business) attached or appurtenant thereto; and

(xvi) subject to any existing shared usage by other Persons and whether such usage is recorded or unrecorded, all owned easements, licenses, rights and appurtenances of the Company, the Subsidiaries or the Transferring Entities relating to or within the Mining Transferred Business.

For the avoidance of doubt:

A.	to the extent all or any part of any Real Property deeds of the Company, the Subsidiaries and the Transferring Entities are located, in whole or in part, outside the areas designated on the above-referenced Exhibit maps: (1) all surface lying outside of the surface areas designated on Exhibits A4, A5, A6, A7, A8, A9, A10, A11, A13(i), A14, A15, A16(i) and A16(ii) is excluded property and part of the Excluded Business; and (2) all coal lying outside of the coal areas designated on Exhibits A3, A10, A12 and A13(i) is excluded property and part of the Excluded Business;

B.	within the coal areas designated on Exhibits A3, A12 and A13(i), all coal, except for the Pittsburgh seam, is excluded property and part of the Excluded Business; and

C.	all oil, gas, coalbed methane, coal (except for the coal interests specifically described above), and other minerals are excluded property and part of the Excluded Business.

“Permit” means any approval, authorization, consent, license, permit or certificate of a Governmental Authority.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any Subsidiary as the case may be or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Assets, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other

Encumbrances and other similar matters of record set forth in any state, local or municipal franchise of the Company or any Subsidiary which do not materially interfere with the present use of the Assets, (e) matters which would be disclosed by an accurate survey or inspection of the Real Property which do not materially impair the occupancy or current use of such Real Property which they encumber, (f) Encumbrances listed on Exhibit 1.01(c), and (g) minor defects, imperfections or encumbrances that do not materially impact the value of the property, impair the operations of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Personal Property” means any tangible personal property, including equipment and machinery, vehicles and other transportation systems, in each case to the extent used or intended for use in the Transferred Business.

“Personal Property Leases” means Contracts pursuant to which Leased Personal Property is leased to the Company or any Subsidiary.

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least five (5) Business Days before the Closing.

“Qualified Correction Request” means a written instrument delivered by the Purchaser to the Seller, requesting the correction of any material error included in the Required Financial Information. The Purchaser shall deliver the Qualified Correction Request to the Seller as soon as reasonably practicable after learning of such errors in the Required Financial Information.

“Real Property” means any right, title, and interest in lands, surface estates, coal and other mineral estates, and other real estate interests, including buildings, improvements and fixtures erected thereon and all appurtenances related thereto.

“Reference Date” means August 31, 2013.

“Reference Balance Sheet” means the combined balance sheet of Assets (excluding accounts receivable) and Liabilities (excluding accounts payable) of the Transferred Business, pro forma to reflect the Reorganization, dated as of the Reference Date, a copy of which is set forth in Section 3.06(a) of the Disclosure Schedule.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Replacement Bonds” means the Purchaser’s required bonds and other surety arrangements relating to the ownership or operation of the Transferred Business (including all bonds and surety arrangements required by any Governmental Authority with respect to the Transferred Business necessary to cause any and all of the Seller’s Guarantees and Bonds with respect to the Company and its Subsidiaries to be released).

“Required Financial Information” means the financial information (x) provided by the Seller that is included (and not otherwise redacted) in the Parent’s Confidential Information Memorandum provided to the Seller in accordance with the provisions of Section 5.10 or (y) required to be included to complete any incomplete portion of such Confidential Information Memorandum if such incomplete portion is customarily included in such information memoranda or reasonably necessary to complete the Debt Financing, in each case to the extent related to the Company and its Subsidiaries or the Transferred Business.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Insurance Policy” means all insurance policies and insurance contracts of any kind maintained by the Seller or any of its subsidiaries (other than the Company or its Subsidiaries) that covers destruction of, or damage to, one of more of the active mines comprising the Transferred Business or the Assets resulting in a property loss or economic loss.

“Seller Related Party” means the Company, the Seller and each of their respective affiliates and their and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Seller Retained Employees” means those employees of the Company or its Subsidiaries who the Seller shall retain prior to the Closing, the list of which has been provided to the Purchaser by the Seller five (5) Business Days prior to Closing.

“Seller’s Knowledge”, “Knowledge of the Seller” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons listed in Exhibit 1.01(b) without any implication of verification or investigation concerning such knowledge.

“Straddle Period” means any taxable period beginning on or before the date of the Closing and ending after the date of the Closing.

“Subsidiaries” means Eighty Four Mining Company, a Pennsylvania corporation, McElroy Coal Company, a Delaware corporation, Southern Ohio Coal Company, a West Virginia corporation, Central Ohio Coal Company, an Ohio corporation, Keystone Coal Mining Corp., a Pennsylvania corporation, Mon River Towing Inc., a Pennsylvania corporation, Twin Rivers Towing Company, a Delaware corporation, and the following limited liability companies to be formed in connection with the Reorganization and prior to the Closing: CCC RCP LLC, a Delaware limited liability company, and CCC Land Resources LLC, a Delaware limited liability company.

“Supplies Inventory” means all supplies, raw materials (excluding Coal Inventory), repair and replacement parts owned by the Company and its Subsidiaries and used in the Transferred Business (excluding any such supplies, materials or parts that are obsolete, unsalable, shopworn, seconds or damaged).

“Target Working Capital Amount” means negative $13,760,725.

“Tax” or “Taxes” means federal, state, local or non-United States income, gross receipts, franchise, estimate, alternative minimum, add-in minimum, sales, use, transfer, value added, excise, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, payroll, escheat, employee or other withholding, or other tax, duty, fee, levy or similar assessment imposed by a Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any and all returns, reports and forms (including, elections, declarations, amendments, schedules, information returns or attachments thereto), whether or not required to be filed with a Governmental Authority, with respect to Taxes.

“Tetrick Lease” has the meaning ascribed thereto in the definition of “Leased Real Property.”

“UMWA” means the United Mine Workers of America.

“UMWA Represented Employees” means employees and retirees who are or were during their employment members of the collective bargaining units represented by the UMWA.

“UMWA Retiree Medical Plan” has the meaning given to such term in Article XX of the Wage Agreement.

“Wage Agreement” means the National Bituminous Coal Wage Agreement of 2011, as amended.

“Workers Compensation” means the applicable state’s system of providing insurance benefits for employees injured on the job but shall not include CWP.

Section 1.02. Definitions.

The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Adjustment Effective Time”	2.06(a)
“Affected Business”	5.04(c)
“Affected Permits”	5.04(c)
“Affected Real Property”	5.04(c)
“Agreement”	Preamble
“Allocation”	7.09
“AMDSA”	2.04(e)
“Blacksville Mine”	Exhibit “A1”
“Business”	Recitals
“Business Employees”	6.04(a)
“Cap”	9.04(b)
“Closing”	2.03
“Closing Accounts Receivables Report”	2.08
“Closing Date”	2.03
“COBRA”	6.04(g)
“Collected Accounts Receivables”	2.08
“Common Stock”	Recitals
“Company”	Preamble
“Confidentiality Agreement”	5.03(a)
“Consent”	5.14(a)
“CSA”	2.04(c)
“Debt Financing”	5.10
“Debt Financing Commitment”	4.05
“Deductible”	9.04(b)
“Deposit”	2.02(b)
“E&Y”	5.10
“EFMLA”	2.04(i)
“ERISA”	3.13(a)

Definition	Location

“ERL”	2.04(i)
“Estimated Closing Statement”	2.06(a)
“Escrow Agreement”	2.02(b)
“Excluded Matters”	9.06
“Excluded Business”	Recitals
“Excluded Refund”	7.02(a)
“Existing Stock”	5.05(c)
“Final Net Working Capital”	Section 2.06(d)
“Financing Parties”	3.06(a)
“Fundamental Representations”	9.01
“Financial Statements”	11.09
“Guaranteed Obligations”	11.16
“Guarantees and Bonds”	5.06
“Guaranty”	11.16
“Independent Accounting Firm”	2.06(c)(i)
“Insurance Proceeds”	5.13(d)
“Insured Event”	5.13(d)
“Legacy Mines”	Exhibit “A1”
“Loveridge Mine”	Exhibit “A1”
“Losses”	9.02
“Material Contracts”	3.15(a)
“McElroy Mine”	Exhibit “A1”
“Mine 84”	Exhibit “A1”
“Mines”	Recitals
“Mining Transferred Business”	Recitals
“MSA”	2.04(h)
“MSEEBA”	2.04(g)
“Multi-Use Contract”	5.14(c)
“Multiemployer Plan”	3.13(d)
“Non-Party Affiliates”	11.15
“Notice of Violations”	5.04(e)
“ORA”	2.04(d)
“Parent”	Preamble
“Permit Transferee”	5.04(c)
“Permit Transferor”	5.04(c)
“Plans”	3.13(a)
“Post-Closing Financial Statements”	5.14(a)
“Purchase Price”	2.02
“Purchaser”	Preamble
“Purchaser Accounts Receivable”	5.12(b)
“Purchaser’s Plans”	6.04(b)
“Purchaser Indemnified Party”	9.02
“Related Transferred Business”	Recitals
“Remaining Deposit”	10.03
“Rend Lake Mine”	Exhibit “A1”
“Reorganization”	Recitals
“Reorganization Arrangement”	5.14(c)
“Retained Employees”	6.04(a)
“Retained Names and Marks”	5.05(a)

Definition	Location

“Robinson Run Mine”	Exhibit “A1”
“Seller”	Preamble
“Seller Accounts Receivable”	5.12(a)
“Seller Indemnified Party”	9.03
“Seller Required Consents”	5.14(a)
“Shared Party Contract”	5.14(b)
“Shares”	Recitals
“Shoemaker Mine”	Exhibit “A1”
“Signatory Companies”	6.01
“SORA”	2.04(d)
“SUA”	2.04(i)
“S-X Financial Statements”	5.14(a)
“Termination Date”	5.04(a)
“Third Party Claim”	9.05(b)
“Third Party Confidentiality Agreements”	5.03(c)
“Transaction Consent”	5.14(a)
“Transferred Accounts Receivable”	2.08
“Transferred Accounts Receivable Target”	2.08
“Transferred Accounts Receivables Report”	2.08
“Transferred Business”	Recitals
“Transferring Entities”	Recitals
“TSA”	2.04(f)
“UMWA Funds”	3.13(g)
“Union Employees List”	6.01(a)

Section 1.03. Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to its successors and permitted assigns; and

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser the Shares, and the Purchaser shall purchase the Shares.

Section 2.02. Purchase Price.

(a) Subject to the adjustments set forth in Section 2.06, the purchase price for the Shares shall be $850,000,000 (the “Purchase Price”).

(b) Within one (1) Business Day following the execution of this Agreement the Purchaser shall deposit, or cause to be deposited, into escrow with the Escrow Agent the sum of $30,000,000 as the earnest money deposit (the “Deposit”), payable by wire transfer of immediately available funds. Any interest earned on the Deposit shall be considered part of the Deposit; provided, however, that any interest earned on the Deposit shall not have the effect of increasing the Purchase Price and shall be applied against the Purchase Price. The Deposit shall be held by the Escrow Agent pursuant to an escrow agreement to be entered into as of the date hereof substantially in the form attached hereto as Exhibit 2.02(b) (the “Escrow Agreement”) and shall be transferred by the Escrow Agent to the Seller at the Closing or as otherwise contemplated pursuant to Section 10.03.

Section 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares and the closing of the other transactions contemplated by this Agreement (other than the Reorganization) shall take place at a closing (the “Closing”) to be held at the offices of Greenberg Traurig, LLP, 2700 Two Commerce Square, 2001 Market Street, Philadelphia, Pennsylvania 19103, at 10:00 a.m. EST on the fifth (5th) Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VIII (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any party hereto, but subject to the satisfaction or waiver of such conditions at such time) or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the “Closing Date”); provided, however, that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VIII (not including conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any party hereto), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VIII at such time, at the option of the Purchaser, the Closing shall occur instead on the earliest of (a) any Business Day during the Marketing Period as may be specified by the Purchaser on no less than five (5) Business Days’ prior written notice to the Seller, or (b) the fifth (5th) Business Day after the final day of the Marketing Period, or, if the final day of the Marketing Period corresponds to the Termination Date, then on the final day of the Marketing Period.

Section 2.04. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a) certificates evidencing the shares (including for the avoidance of doubt the Shares) or membership interests, as the case may be, of the Company and its Subsidiaries duly endorsed in blank, or accompanied by powers duly executed in blank and with all required transfer tax stamps affixed;

(b) a receipt for the Purchase Price;

(c) executed counterparts of the Cooperation and Safety Agreement in the form attached as Exhibit 2.04(c) (the “CSA”);

(d) executed counterparts of the Overriding Royalty Agreement in the form attached as Exhibit 2.04(d-1) (the “ORA”) and the Second Overriding Royalty Agreement in the form attached as Exhibit 2.04(d-2) (the “SORA”);

(e) executed counterparts of the AMD Services Agreement in the form attached as Exhibit 2.04(e) (the “AMDSA”);

(f) executed counterparts of the Transition Services Agreement in the form attached as Exhibit 2.04(f) (the “TSA”);

(g) executed counterparts of the Master Salaried Employee and Employee Benefit Agreement in the form attached as Exhibit 2.04(g) (the “MSEEBA”);

(h) executed counterparts of the CNX Marine Shipping Agreement in the form attached as Exhibit 2.04(h) (the “MSA”);

(i) executed counterparts of the Eighty Four Mining Company Lease Agreement in the form attached as Exhibit 2.04(i) (the “EFMLA”);

(j) executed counterparts of the Surface Use Agreement in the form attached as Exhibit 2.04(j) (the “SUA”);

(k) executed counterparts of an escrow release letter ordering the Escrow Agent to release the Deposit to the Seller (the “ERL”);

(l) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(m) a certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(n) a certificate of non-foreign status pursuant to section 1.1445-2(b)(2) of the Regulations; and

(o) a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 8.02(a), Section 8.02(f) and Section 8.02(g).

Section 2.05. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

(a) the Purchase Price minus the Deposit by wire transfer in immediately available funds to the Purchase Price Bank Account;

(b) executed counterparts of the CSA, the ORA, the SORA, the AMDSA, the TSA, the MSEEBA, the MSA, the EFMLA, the SUA and the ERL;

(c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(d) a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder; and

(e) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.01(a).

Section 2.06. Adjustments of Purchase Price. The Purchase Price shall be subject to the following adjustments:

(a) Estimated Net Working Capital. No later than five (5) Business Days prior to the Closing, the Seller shall deliver to the Purchaser a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of the Net Working Capital of the Transferred Business as of the Adjustment Effective Time. The “Adjustment Effective Time” means 11:59 pm (Eastern) on the Closing Date. The Estimated Closing Statement shall quantify in reasonable detail and with reasonably detailed back-up data to support such estimates set forth in the Estimated Closing Statement and shall, at the Purchaser’s request, be discussed by the Seller in good faith with the Purchaser as promptly as practicable following receipt by the Purchaser. The Estimated Closing Statement shall be for reference only; no adjustment to the Purchase Price shall be made on the basis of the Estimated Closing Statement.

(b) Closing Statement. As promptly as practicable, but in any event within ninety (90) Business Days following the Closing, the Purchaser shall deliver to the Seller the Closing Statement. The Closing Statement shall present the Net Working Capital of the Transferred Business and shall include the calculation of the actual Current Assets and Current Liabilities, in each case, as of the Adjustment Effective Time.

(c) Disputes. Subject to clause (i) of this Section 2.06(c), the Closing Statement delivered by the Purchaser to the Seller shall be final, binding and conclusive on the parties hereto.

(i) The Seller may dispute any amounts reflected on the Closing Statement to the extent the net effect of such disputed amounts in the aggregate would affect the Net Working Capital reflected on the Closing Statement, but only on the basis that the amounts reflected on the Closing Statement were not arrived at in a manner consistent with the preparation of the Estimated Closing Statement or were arrived at based on mathematical or clerical error; provided, however, that the Seller shall have notified the Purchaser in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) Business Days of the Purchaser’s delivery of the Closing Statement to the Seller. In the event of such a dispute, the Seller and the Purchaser shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Seller and the Purchaser are unable to reach a resolution with such effect within thirty (30) Business Days after the receipt by the Purchaser of the Sellers’s written notice of dispute, the Seller and the Purchaser shall submit the items remaining in dispute for resolution to PricewaterhouseCooopers LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Seller and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to the Seller and the Purchaser) (either PricewaterhouseCooopers LLP or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, within sixty (60) Business Days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

(ii) In acting under this Agreement the Independent Accounting Firm shall be entitled to the privileges and immunities of an arbitrator.

(d) Determination of Purchase Price Adjustment. The Closing Statement and the calculation of the Net Working Capital as of the Adjustment Effective Time included therein shall be deemed final for the purposes of this Section 2.06(d) upon the earliest of (x) the failure of the Seller to notify the Purchaser of a dispute within thirty (30) Business Days of the Purchaser’s delivery of the Closing Statement to the Seller, (y) the resolution of all disputes, pursuant to Section 2.06(c)(i), by the Seller and the Purchaser and (z) the resolution of all disputes, pursuant to Section 2.06(c)(i), by the Independent Accounting Firm. The amount of the Net Working Capital as of the Adjustment Effective Time as finally determined shall be called the “Final Net Working Capital”. Within three (3) Business Days of the Closing Statement being deemed final, a Purchase Price adjustment shall be made as follows:

(i) In the event that the Target Net Working Capital exceeds the Final Net Working Capital, then the Purchase Price shall be adjusted downward in an amount equal to such excess and the Seller shall pay the amount of such excess to the Purchaser by wire transfer in immediately available funds.

(ii) In the event that the Final Net Working Capital reflected on the Closing Statement exceeds the Target Net Working Capital, then the Purchase Price shall be adjusted upward in an amount equal to such excess and the Purchaser shall pay the amount of such excess to the Seller by wire transfer in immediately available funds.

Section 2.07. Withholding Taxes. The Purchaser and the Company shall be entitled (upon commercially reasonable notice to the Seller) to deduct and withhold from any amount payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local, or non-United States Tax Law or under any applicable legal requirement. The Purchaser shall timely pay, or cause to be paid, such Tax to the applicable Governmental Authority and, as soon as reasonably practical, deliver to the Seller the original or a copy of any receipt issued by such Governmental Authority (or other evidence reasonably satisfactory to the Seller) evidencing such payment. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.08. Transferred Accounts Receivables; Post-Closing True-Up. No later than two (2) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a schedule (the “Transferred Accounts Receivables Report”) setting forth certain accounts receivable related to the Transferred Business that would otherwise be Seller Accounts Receivable (as determined pursuant to Section 5.12 without application of this Section 2.08) that remain uncollected as of the date of the Closing Transferred Receivables Report (the “Transferred Accounts Receivables”) in an amount not be less than Forty-Five Million Dollars ($45,000,000) (the “Transferred Accounts Receivables Target”). The Transferred Accounts Receivables Report shall include information identifying the Transferred Accounts Receivable in reasonable detail so as to be able to specifically identify the payor, payee and invoice number. To the extent not in possession of the Company as of the Closing, the Seller shall provide reasonable documentation related to the Transferred Accounts Receivables as soon as reasonably practicable thereafter. Notwithstanding anything to the contrary set forth in Section 5.12(c), to the extent that any of the Transferred Accounts Receivables are paid (or any portion thereof) to the Seller or any of its Affiliates prior to the delivery of the Collected Accounts Receivable Report, the Seller shall pay to the Purchaser within two (2) Business Days following the payment thereof to the Seller or any of its Affiliates and upon payment shall identify the Transferred Accounts Receivable to which the payment relates. On or after the forty-fifth (45th) day following the Closing, the Purchaser may provide to the Seller a schedule (the “Collected Accounts Receivables Report”) of the Transferred Accounts Receivables (or the portion thereof) that have been received by the Purchaser from the Seller or any of its Affiliates as contemplated by the immediately preceding sentence without set-off, counterclaim or discount by the date of the Collected Accounts Receivables Report, which shall include in reasonable detail the amount (including partial amounts) of such receivables received by such date (the “Collected Accounts Receivable”). Any accounts receivable that are clearly identifiable based upon payment instructions from the payor as Transferred Accounts Receivable (including by reference to an invoice for payment) and are otherwise paid directly to the Company or its Subsidiaries by the payor thereof shall be deemed to be Collected Accounts Receivables. Within three (3) Business Days following receipt of the Collected Accounts Receivables Report, the Seller will pay to the Purchaser in immediately available funds an amount equal to (x) the amount of the Transferred Accounts Receivables Target minus (y) the aggregate amount of the Collected Accounts Receivable.

Section 2.09. Tetrick Lease. Subject to the terms and conditions of the Tetrick Lease, and any assignment of interests under the Overriding Royalty Agreement and the Second Overriding Royalty Agreement, at the Closing, the Seller shall assign, or cause to be assigned, all of its and its subsidiaries’ rights in and under the Tetrick Lease to Parent or any subsidiary of Parent, the Company or any of its Subsidiaries designated in writing by Parent prior to the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

Section 3.01. Organization, Authority and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Seller and the Company has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, or (b) otherwise have a Material Adverse Effect. The execution and delivery of this Agreement and the Ancillary Agreements by each of the Seller and the Company, the performance by each of the Seller and the Company of its obligations hereunder and thereunder and the consummation by each of the Seller and the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of the Seller and the Company. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by each of the Seller and the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Seller, enforceable against each of the Seller and the Company in accordance with their respective terms.

Section 3.02. Organization, Authority and Qualification of the Company and the Subsidiaries. The Company and each Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company and each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, or (b) otherwise have a Material Adverse Effect. True and correct copies of the certificate of incorporation and bylaws of the Company and the Subsidiaries have been delivered by the Seller to the Purchaser. The Purchaser acknowledges and agrees that, as part of the Reorganization, the Seller may, at the Seller’s exclusive discretion, take such actions, or cause the Company and the Subsidiaries to take such actions resulting in the Assets and Liabilities of one or more Subsidiaries being owned by a limited liability company, including by way of conversion into a limited liability company, merger, reorganization or otherwise.

Section 3.03. Capitalization; Ownership of Shares. The authorized capital stock of the Company consists of 75,000 shares of Common Stock. As of the date hereof, 36,750 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. The Shares constitute all the issued and outstanding capital stock of the Company and are owned of record and beneficially by the Seller free and clear of all Encumbrances other than Encumbrances that will be removed at, or prior to, the Closing. Exhibit “B” sets forth the authorized, issued and outstanding capital stock of each Subsidiary. All issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and all such shares and, following the Reorganization, the membership interests of the two newly formed Subsidiaries that will be limited liability companies and the membership interests of any other Subsidiary that will become a limited liability company, are, or will be, as applicable, directly or indirectly, owned by the Company, as further set forth in Exhibit “B” free and clear of all Encumbrances other than Encumbrances that will be removed at, or prior to, the Closing. Except as set forth in Exhibit “B”, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or the securities of any Subsidiary or obligating either the Seller, the Company or any Subsidiary to issue or sell any shares of Common Stock, or any other interest in, the Company or any Subsidiary.

Section 3.04. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings and notifications listed in Section 3.05 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller or any of its subsidiaries and the consummation of the transactions contemplated hereby do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Seller, the Company or any Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, the Company or any Subsidiary or (c) except as set forth in Section 3.04(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration, modification or cancellation of, any Contract to which the Seller, the Company or any Subsidiary is a party, except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) otherwise have a Material Adverse Effect.

Section 3.05. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller and the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.05 of the Disclosure Schedule, (b) the pre-merger notification and waiting period requirements of the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements and would not have a Material Adverse Effect or (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

Section 3.06. Financial Information.

(a) True and complete copies of (i) the Reference Balance Sheet, and (ii) the unaudited, pro forma (to reflect the Reorganization), consolidated balance sheet of the Transferred Business for the fiscal year ended as of December 31, 2012, and the related unaudited, pro forma (to reflect the Reorganization), combined statements of income and cash flows of the Transferred Business (collectively, the “Financial Statements”) have been provided to the Purchaser.

(b) The Reference Balance Sheet (i) was prepared in accordance with the books of account and other financial records of the Company, the Subsidiaries and Transferring Entities comprising the Transferred Business (except as set forth in Section 3.06(b) of the Disclosure Schedule), (ii) presents fairly in all material respects the combined financial position of the Transferred Business as of the Reference Date and (iii) has been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries, except for the absence of footnote disclosure. The Financial Statements (x) were prepared in accordance with the books of account and other financial records of the Company, the Subsidiaries and Transferring Entities comprising the Transferred Business (except as may be indicated in the notes thereto or in Section 3.06(b) of the Disclosure Schedule), (y) present fairly in all material respects the combined financial position and results of operations of the Transferred Business as of the dates thereof or for the periods covered thereby and (z) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries, clauses (y) and (z) above being subject to the absence of notes.

Section 3.07. Absence of Undisclosed Material Liabilities. There are no Liabilities of the Company or any Subsidiary of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected or reserved against on the Reference Balance Sheet or the Financial Statements, (b) set forth in Section 3.07 of the Disclosure Schedule, or (c) incurred since the Reference Date in the ordinary course of business of the Company and the Subsidiaries.

Section 3.08. Litigation. Except as set forth in Section 3.08 of the Disclosure Schedule, as of the date hereof, there is no Action by or against or, to the Seller’s Knowledge, threatened against, the Company or any Subsidiary, related to the Transferred Business, which (a) involves an amount in controversy in excess of $5,000,000, (b) seeks injunctive or other non-monetary relief, (c) could result in criminal liability, (d) if adversely determined, would prevent or hinder or be likely to prevent or hinder the consummation of the transactions contemplated by this Agreement or would call or be likely to call into question the validity of any action taken or to be taken in connection with the transactions contemplated by this Agreement, (e) if adversely determined, would result or be likely to result in any material impairment to the right or ability of the Company or any of its Subsidiaries to carry on its operations, activities or business as now conducted or (f) if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 3.09. Compliance with Laws. Except as set forth in Section 3.09 of the Disclosure Schedule and as would not adversely affect the ability of the Seller or the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, the Company and its Subsidiaries and the Transferring Entities have each conducted and continue to conduct the Transferred Business in accordance in all material respects with all Laws and Governmental Orders applicable to the Company or any Subsidiary and neither the Company nor any Subsidiary is in violation of any such Law or Governmental Order. This Section 3.09 shall not apply to Taxes or Environmental Laws.

Section 3.10. Environmental Matters.

(a) Except as disclosed in Section 3.10 of the Disclosure Schedule or as would not have a Material Adverse Effect, (i) the Company and each Subsidiary (to the extent it relates to the Transferred Business) have complied with and are in compliance with all applicable Environmental Laws and have obtained, complied with and are in compliance with all Environmental Permits, (ii) there are no written claims or Actions pursuant to any Environmental Law pending or, to the Seller’s Knowledge, threatened, against the Company and each Subsidiary that relate to the Transferred Business, and (iii) the Seller has provided the Purchaser with copies of any and all environmental assessment or audit reports or other similar studies or analyses generated within the last five (5) years and in the Seller’s, the Company’s or any Subsidiary’s possession, that relate to the Transferred Business or the Assets.

(b) Except as disclosed in Section 3.10 of the Disclosure Schedule or as would not have a Material Adverse Effect, none of the Covered Real Property is used to produce, manufacture, process, generate, store, use, handle, recycle, treat, dispose of, manage, ship or transport Hazardous Materials, other than as customary in the normal course of coal mining operations of the type conducted or previously conducted on such Covered Real Property.

(c) Except as disclosed in Section 3.10 of the Disclosure Schedule or as would not have a Material Adverse Effect, the Seller has not received notice from any Governmental Authority that it is liable or potentially liable under Section 107(a) of CERCLA for any matter that relates the Transferred Business that has not been or will not be resolved as of the Closing.

(d) Except as disclosed in Section 3.10 of the Disclosure Schedule or as would not have a Material Adverse Effect, all Hazardous Materials disposed, of treated or stored by the Company and the Subsidiaries on any Covered Real Property have been disposed of, treated or stored, as the case may be, in compliance in all material respects with all applicable Environmental Laws.

(e) Except as disclosed in Section 3.10 of the Disclosure Schedule, the Company and each Subsidiary maintain in full force and effect all bonds, reclamation bonds, letters of credit and other financial assurances required by Environmental Laws and, as of the date hereof, neither the Company nor any Subsidiary has received any Black Lung Claims.

(f) The Purchaser acknowledges that (i) the representations and warranties contained in this Section 3.10 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Transferred Business, including the Assets, or to this Agreement or its subject matter, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

Section 3.11. Real Property.

(a) To the Seller’s Knowledge, the Company or a Subsidiary thereof will, as of the Closing, own or control the percentage interests in the Pittsburgh seam as set forth in:

(i) the Blacksville Mine Five Year Mine Plan Area (Pittsburgh Seam Only) set forth in Section 3.11(a)(i) of the Disclosure Schedule;

(ii) the Loveridge Mine Five Year Mine Plan Area (Pittsburgh Seam Only) set forth in Section 3.11(a)(ii) of the Disclosure Schedule;

(iii) the McElroy Mine Five Year Mine Plan Area (Pittsburgh Seam Only) set forth in Section 3.11(a)(iii) of the Disclosure Schedule

(iv) the Robinson Run Mine Five Year Mine Plan Area (Pittsburgh Seam Only) set forth in Section 3.11(a)(iv) of the Disclosure Schedule; and

(v) the Shoemaker Mine Five Year Mine Plan Area (Pittsburgh Seam Only) set forth in Section 3.11(a)(v) of the Disclosure Schedule; and

in each case free and clear of all Encumbrances, and sufficient for the Purchaser to operate the Mining Transferred Business, except (i) for Permitted Encumbrances, (ii) as would not have a Material Adverse Effect, or (iii) as described in Sections 3.11(a)(i) through 3.11(a)(v) of the Disclosure Schedule.

(b) Except as would not have a Material Adverse Effect or except as described in Section 3.11(b) of the Disclosure Schedule, (i) the Seller has made available to the Purchaser, true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property and (ii) as of the Closing, the Leased Real Property shall not be subject to any further sublease or assignment entered into by the Seller, the Company or any Subsidiary in respect of the leases relating to the Leased Real Property.

(c) To the Seller’s Knowledge, the Leased Real Property and the Owned Real Property for the Blacksville Mine, the Loveridge Mine, the McElroy Mine, the Robinson Run Mine, and the Shoemaker Mine that are identified and set forth in the Exhibits referred to in the Leased Real Property and Owned Real Property Definitions for each such Mine, are the leases and deeds in which the Company or a Subsidiary thereof, will as of Closing own or control with respect to the portion of such lease or deed located within each such Mine as to the Pittsburgh coal seam, except as would not otherwise have a Material Adverse Effect on the Mining Transferred Business.

Section 3.12. Title to Assets; Sufficiency of Assets. Except as set forth in Section 3.12 of the Disclosure Schedule, the Company or a Subsidiary, as the case may be, will, as of the Closing and following the Reorganization, have good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. The Assets held by the Company and its Subsidiaries include all of the assets, properties and rights of every type and description, real, personal, mixed, tangible and intangible that are used or intended for use in the conduct of the Transferred Business as conducted prior to the Closing, including after giving effect to the Reorganization. The Assets that are material to the operation of the Transferred Business are in good working order and repair (normal industry wear and tear excepted), have been operated and maintained in the ordinary course of business and consistent with prudent coal mining industry standards and are suitable and adequate condition for use consistent with past practices and prudent coal mining industry practices. This Section 3.12 shall not apply to Real Property.

Section 3.13. Employee and Employee Benefit Matters.

(a) Section 3.13(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, equity or equity-based, deferred compensation, retiree medical or life insurance, health, dental, life, disability and vision insurance, supplemental retirement, severance, vacation, sick pay or other benefit or compensation plans, programs, agreements, contracts or arrangements, and all collective bargaining, employment, termination, severance, change of control, retention or other contracts or agreements, to which the Seller, the Company or any Subsidiary is a party, with respect to which the Seller, the Company or any Subsidiary has any current or contingent liability or obligation or which are maintained, contributed to or sponsored by the Seller, the Company or any Subsidiary for the benefit of any current or former employee, officer, director or contractor of the Company or any Subsidiary, and (ii) any contracts, arrangements or understandings between the Seller, the Company or any Subsidiary or any of their Affiliates and any current or former employee, officer, director or contractor of the Company or any Subsidiary (collectively, the “Plans”). Each Plan is in writing, and the Seller has provided to the Purchaser, as applicable, a true and complete copy of each Plan and any related trust agreement or insurance contract, the most recent summary plan description, the most recent actuarial valuation report, the IRS determination letter, and the most recent Form 5500 annual report with attachments.

(b) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each Plan has been maintained, funded, and administered in all material respects in accordance with its terms and with applicable Law, including ERISA and the Code. With respect to each Plan, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code or breach of fiduciary duty as determined under ERISA, and (ii) no Actions, audits, investigations, hearings, proceedings, suits or claims (other than routine claims for benefits) are pending or threatened.

(c) With respect to each Plan, all contributions, premiums, distributions, reimbursements, and other payments which are due by the Company or its Subsidiaries have been paid to such Plan on a timely basis and all contributions, premiums, distributions, reimbursements, and other payments for the period ending on the Closing Date have been made or properly accrued. The Company and the Subsidiaries have complied and are in compliance with the requirements of Section 4980B of the Code and any state laws imposing requirements as to continuation of group health plan coverage.

(d) Section 3.13(d) of the Disclosure Schedule lists each multiemployer plan (as defined in Section 3(37) of ERISA) with respect to which the Company or any Subsidiary has any current or contingent liability or obligation (each, a “Multiemployer Plan”). With respect to each Multiemployer Plan: (x) no unsatisfied withdrawal liability within the meaning of Title IV of ERISA, whether or not asserted by such Multiemployer Plan, has been incurred by the Company or any Subsidiary; (y) all contributions (including installments) required to be made to any Multiemployer Plan by the Seller or any of its Affiliates or the Company or any Subsidiary have been made; and (z) neither the Company nor any Subsidiary has any current or contingent liability or obligation on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Section 4205 and Section 4203 of ERISA, respectively) from any Multiemployer Plan or pursuant to Section 4204 of ERISA.

(e) With respect to each Plan that is a “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA and any other such pension plan maintained by a Person treated as a single employer under Section 414 of the Code with the Company or any Subsidiary: the minimum funding standard under Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; all amounts due to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA have been paid; no such plan has been or is currently considered to be in “at risk” status under Section 430 of the Code; and there has been no reportable event within the meaning of Section 4043 of ERISA for which notice has not been waived as of the date hereof or event described in Section 4062(e) of ERISA.

(f) Neither the Company nor any Subsidiary has any current or contingent liability or obligation (i) by reason of being or having been under common control or treated as a single employer under Section 414 of the Code with any other Person or (ii) under Section 4069 or 4212(c) of ERISA.

(g) The Signatory Companies are parties to a collective bargaining agreement with the UMWA and are bound by the Wage Agreement and have been or are required to and have made contributions to the former 1950 UMWA Pension Plan and Trust, the 1974 UMWA Pension Plan and Trust, the UMWA 1993 Benefit Plan and Trust, the 2012 Retiree Bonus Account Plan, the UMWA Cash Deferred Savings Plan of 1988, as amended, the UMWA-BCOA Labor Management Positive Change Process Fund and the UMWA-BCOA Training and Education Fund. The Company and the Subsidiaries are also subject to the requirements of the Coal Act and have been making or are required to make contributions or premium payments to the UMWA 1992 Benefit Plan and the UMWA Combined Benefit Fund as set forth in the Coal Act. These multi-employer pension and benefits are referred to collectively as the “UMWA Funds”. For the period(s) during which the Company and the Subsidiaries have been bound by the Wage Agreement or subject to the provisions of the Coal Act, the Company and the Subsidiaries have timely made all contributions to the UMWA Funds as required. There are no outstanding unpaid contributions due and owing by the Company and the Subsidiaries to the UMWA Funds or for which unpaid contributions reserves will not have been established by the Company and the Subsidiaries as of Closing. As of the date of the Agreement, there has been neither a complete withdrawal nor partial withdrawal as defined in the Multi-Employer Pension Plan Amendments Act of 1980, and no assessment or claim has been made by UMWA Funds for a complete or partial withdrawal liability

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due under any Plan, (ii) increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Plan.

(i) All Employee and Retiree Liabilities which are due and payable prior to Closing will have been paid prior to Closing and all other Employee and Retiree Liabilities for a period prior to the Closing Date have been properly accrued. All outstanding claims, lawsuits or other actions that would constitute Employee and Retiree Liabilities, if sustained, approved, awarded or granted, for which the Purchaser would have Liability under this Agreement are set forth on Section 3.13(i) of the Disclosure Schedule.

(j) Except as set forth in Section 3.13(j) of the Disclosure Schedule, during the past twelve (12) months, no unfair labor practice complaint or sex, age, race, or other discrimination claim has been brought against the Company or any of the Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority and (ii) there has been no work stoppage, strike, or other concerted action by employees of the Company or any of the Subsidiaries.

(k) The Company and the Subsidiaries have been in material compliance with all Laws pertaining to the duties and obligations arising out of the employer-employee relationship, including without limitation all laws regarding workers’ compensation and federal and state Black Lung or occupational disease.

Section 3.14. Taxes. Except as set forth in Section 3.14 of the Disclosure Schedule:

(a) (i) All material federal income and all other material Tax Returns required to have been filed by or with respect to the Company or any Subsidiary have been timely filed (taking into account any extension of time to file granted or obtained), and all such Tax Returns were correct and complete in all material respects; (ii) all material Taxes payable by the Company or any of its Subsidiaries (whether or not shown to be payable on such Tax Returns) have been paid or will be timely paid; (iii) neither the Company nor any of its Subsidiaries has received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment of any material Taxes, other than a proposed adjustment, deficiency or adjustment that has been satisfied by payment or settlement, or withdrawn; (iv) there are no Tax liens on any of the Assets (other than Permitted Encumbrances); (v) no written claim has been made within the past 3 years by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to material taxation by that jurisdiction; and (vi) each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all material Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. The unpaid Taxes of the Company and its Subsidiaries will not materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Reference Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

(b) Except as would not have a Material Adverse Effect, (i) all federal income and all other material Tax Returns required to have been filed by or with respect to each Affiliated Group for any taxable period during which the Company or any of its Subsidiaries was a member of the group (other than a taxable period with respect to which the applicable statute of limitations has expired) have been timely filed (taking into account any extension of time to file granted or obtained) and (ii) all material Taxes payable by each such Affiliated Group for any such taxable period (whether or not shown to be payable on such Tax Returns) have been paid or will be timely paid.

(c) Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return. There is no material dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries claimed or raised in writing (or, to the Seller’s Knowledge, otherwise) by any Governmental Authority. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(d) Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the group the common parent of which is the Seller) or (ii) has any liability for the Taxes of any Person (other than a member of the Affiliated Group the common parent of which is Seller) under Section 1.1502-6 of the Regulations (or any similar provision of state, local, or non-United States Law), as a transferee or successor, or by contract. The Seller has filed a consolidated federal income Tax Return with the Company and its Subsidiaries for the taxable year immediately preceding the current taxable year.

(e) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any material “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-United States law) in connection with the transactions contemplated by this Agreement.

(f) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax Law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code.

(g) Since the Reference Date, neither the Company nor any of its Subsidiaries nor the Seller has made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment or surrendered any right to claim a refund of Taxes, if such election, adoption, change, amendment, agreement, settlement or surrender would have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.

(h) Within the past three (3) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i) Neither the Company nor any of its Subsidiaries nor any Affiliated Group of which they have been a member is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code.

The representation and warranties set forth in this Section 3.14 and Section 3.13 are the exclusive representations and warranties made by the Seller with respect to Taxes.

Section 3.15. Material Contracts.

(a) Section 3.15(a) of the Disclosure Schedule lists each of the following Contracts of the Company, any of the Subsidiaries or the Transferring Entities (but only to the extent such Contracts relate to the Transferred Business (such Contracts being “Material Contracts”)):

(i) all material management contracts and contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 90 days’ notice;

(ii) all leases with respect to the Leased Real Property;

(iii) all material contracts and agreements that limit or purport to limit the ability of the Company and the Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv) all coal sales agreements, or purchase orders or commitments to sell or offer to sell coal, involving total annual payments in excess of $5,000,000;

(v) all transportation agreements;

(vi) (A) all material services agreements and (B) all other services agreements only to the extent such other services agreements have unexpired terms in excess of one year and are not terminable without penalty by the Company or any Subsidiary;

(vii) all employment agreements, severance agreements or change in control agreements with any Retained Employee;

(viii) all Personal Property Leases having value in the aggregate in excess of $1,000,000; and

(ix) all material contracts and agreements between or among the Company and any Subsidiary, to the extent relating to the Transferred Business, and any Affiliate thereof.

(b) Except as disclosed in Section 3.15(b) of the Disclosure Schedule, each Material Contract (i) is valid and binding on the Company, the applicable Subsidiary or applicable Transferring Entity, as the case may be, and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.04(c) of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 3.15(b) of the Disclosure Schedule, none of the Company, any Subsidiary or any Transferring Entity, as the case may be, is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not have a Material Adverse Effect. The Seller has made available to the Purchaser complete and correct copies of each Material Contract, including any amendments thereto.

Section 3.16. Brokers. Except for Stifel, Nicolaus & Company, Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller, the Company or any Subsidiary. The Seller is solely responsible for the fees and expenses of Stifel, Nicolaus & Company, Incorporated.

Section 3.17. Permits. Except as set forth on Section 3.17 of the Disclosure Schedule, the Company and its Subsidiaries hold and are and have been during the three (3) years immediately preceding the date of this Agreement in compliance with all Permits, except where the failure to so hold would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect, and the Company has not, during the three (3) years immediately preceding the date of this Agreement, received any written notice of any event, investigation or proceeding threatening the validity of any material Permits.

Section 3.18. Transactions with Affiliates. Section 3.18 of the Disclosure Schedule sets forth all contracts, agreements, undertakings or other understandings between the Company and its Subsidiaries or any director or officer of such Company or Subsidiary, on the one hand, and the Seller and its Affiliates (excluding the Company and its Subsidiaries) or any director or officer of the Seller and its Affiliates, on the other hand.

Section 3.19. Absence of Certain Changes. Except as set forth in Section 3.19 of the Disclosure Schedule and as otherwise expressly contemplated or permitted by this Agreement (including for the avoidance of doubt, the Reorganization) since August 31, 2013, (a) the Company and its Subsidiaries have conducted the Transferred Business in the ordinary course of business, (b) there has not occurred any Casualty and (c) none of the Company, any of its Subsidiaries nor any of the Transferring Entities have sold or transferred or otherwise disposed of any Assets having a value of more than $500,000 or an aggregate value of more than $2,500,000 other than the sale of Coal Inventory in the ordinary course of business.

Section 3.20. Disclaimer of the Seller. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATES OR OTHER INSTRUMENTS DELIVERED PURSUANT HERETO (INCLUDING FOR THE AVOIDANCE OF DOUBT THE ANCILLARY AGREEMENTS), NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE AND THE PURCHASER ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY OTHER STATEMENT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, THE SUBSIDIARIES, THE SHARES, THE TRANSFERRED BUSINESS OR ANY OF THE ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE TRANSFERRED BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLER, THE COMPANY AND THE SUBSIDIARIES, OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE TRANSFERRED BUSINESS AFTER THE CLOSING. EXCEPT AS EXPLICITLY PROVIDED IN THIS AGREEMENT OR IN ANY CERTIFICATES OR OTHER INSTRUMENTS DELIVERED PURSUANT HERETO (INCLUDING FOR THE AVOIDANCE OF DOUBT THE ANCILLARY AGREEMENTS), THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES AS TO THE FOLLOWING:

(a) any dimension or specifications of any of the Assets or the mineability, washability, volume, quantity or quality or recoverability, of coal or reserves in, on or under the Covered Real Property or the feasibility of any mine plans;

(b) pricing or value assumptions, or estimates attributable to the Assets, or the ability or potential of the Assets for mining purposes or the projected income or expenses for the Assets, including any estimate and appraisal of the extent and value of the coal seams, mining rights and reserves; or

(c) the geological or engineering condition of any of the Assets, including soundness, stability or surface or strata support.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

Section 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

Section 4.02. No Conflict. Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

Section 4.03. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) the pre-merger notification and waiting period requirements of the HSR Act or (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.04. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable laws, including United States federal securities laws. The Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of their investment.

Section 4.05. Financing. The Purchaser has provided the Seller a true, complete and correct copy of an executed debt financing commitment letter and corresponding customarily redacted fee letter (none of which redacted terms would reasonably be expected to adversely affect the amount or availability of the Debt Financing) from the financial institutions identified therein (as may be amended or replaced from time to time) (the “Debt Financing Commitment”), to provide, subject to the terms and conditions therein, interim financing in the amounts set forth therein for the purpose of funding the Purchase Price (being collectively referred to as the “Debt Financing”). The Debt Financing Commitment is a legal, valid and binding obligation of Parent and, to the knowledge of the Purchaser, the other parties thereto, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. As of the date hereof, the Debt Financing Commitment is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default on the part of Parent or, to the knowledge of the Purchaser, any of the other parties to the Debt Financing Commitment, or a failure of the conditions to the Debt Financing. The net proceeds from the Debt Financing, together with cash on hand, will be sufficient to consummate the transactions contemplated hereby. Parent has paid in full any and all commitment or other fees required by the Debt Financing Commitment that are due as of the date hereof, and will pay, after the date hereof, all such fees as they become due. The Debt Financing Commitment is not subject to any conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing available to Parent other than as set forth therein (including the payment of customary fees). There are no side letters or other agreements (except for any customary engagement letter, a true and complete copy of which has been provided to the Seller, with only the fee amounts and certain other terms (none of which would reduce the aggregate principal amount or affect the conditionality of the Debt Financing) redacted) relating to the Debt Financing to which Parent or any of its Affiliates is a party other than as expressly set forth in the Debt Financing Commitment. The Purchaser understands and acknowledges that the consummation of the transaction contemplated hereby are not contingent on financing, regardless of whether the Debt Financing or any replacement thereof, is available to Parent at the Closing.

Section 4.06. Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the best knowledge of the Purchaser, threatened, which, if adversely determined, could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 4.07. Brokers. Except for Deutsche Bank Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of Deutsche Bank Securities, Inc.

Section 4.08. Independent Investigation; Seller’s Representations. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Transferred Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Transferred Business for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and has not relied on any factual representations, statement or opinions of the Seller or its representatives (except the specific representations and warranties of the Seller set forth in this Agreement and the schedules thereto or in any certificates or other instruments delivered pursuant hereto (including for the avoidance of doubt the Ancillary Agreements)), including factual representations or opinions stated by the Seller or its representatives, including any personnel of the Seller, the Company or any Subsidiary during the course of the independent investigation whether given orally or in writing. The Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties made in this Agreement (including for the avoidance of doubt the Ancillary Agreements) and in any certificates or other instruments delivered pursuant hereto, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made and the Purchaser has not and will not rely upon, any representation or warranty, express or implied, at law or in equity, with respect to the Company, the Subsidiaries, the Shares, the Assets or the Transferred Business, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Transferred Business by the Purchaser after the Closing in any manner other than as used and operated by the Seller, the Company and the Subsidiaries or (iii) the probable success or profitability of the Transferred Business after the Closing and (b) other than the indemnification obligations of the Seller set forth in Article VII and Article IX (or otherwise expressly provided herein), none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Transferred Business and any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form during the independent investigation or otherwise in expectation of the transactions contemplated by this Agreement. Except for the representations and warranties set forth in this Agreement or in any certificates or other instruments delivered pursuant hereto (including for the avoidance of doubt the Ancillary Agreements), none of Parent, the Purchaser or any of their respective subsidiaries or affiliates or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, whether express or implied.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Conduct of Business Prior to the Closing. The Seller covenants and agrees that, except as described in Section 5.01 of the Disclosure Schedule, between the date hereof and the Closing, the Seller shall cause the Company, each Subsidiary and each Transferring Entity to, (i) conduct the Transferred Business in the ordinary course and (ii) use commercially reasonable efforts to preserve in all material respects substantially intact its business organization and to preserve the present commercial relationships with Persons with whom the Company and its Subsidiaries have material business relations.

Except as required to effect the Reorganization, to consummate the transactions contemplated hereby or as otherwise described in Section 5.01 of the Disclosure Schedule, the Seller covenants and agrees that, between the date hereof and the Closing, without the prior written consent of the Purchaser, neither the Company nor any Subsidiary will:

(a) (i) issue or sell any capital stock, notes, bonds or other securities of the Company or any Subsidiary (or any option, warrant or other right to acquire the same), (ii) incur any loan or other indebtedness for borrowed money, (iii) redeem any of the capital stock of the Company or any Subsidiary, or (iv) declare, make or pay any dividends or distributions to the holders of capital stock of the Company or any Subsidiary, other than cash dividends, distributions and redemptions declared, made or paid by the Company solely to the Seller or by any Subsidiary solely to the Company or another Subsidiary;

(b) amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any Subsidiary;

(c) amend, terminate, cancel or compromise any material claim of the Company, any Subsidiary or any Transferring Entity to the extent related to the Transferred Business, or waive any other rights of substantial value to the Company, any Subsidiary or any Transferring Entity to the extent related to the Transferred Business;

(d) sell or transfer or otherwise dispose of any Assets having a value of more than $500,000 or an aggregate value of more than $2,500,000, other than the sale of Coal Inventory in the ordinary course of business;

(e) amend, modify or consent to the termination of any Plan or any Material Contract or the Company’s or any Subsidiary’s rights thereunder;

(f) enter into any other Material Contract, other than in the ordinary course of business; provided, however, that the neither the Company nor any Subsidiary shall enter into any Material Contract described in Section 3.15(a)(iii), whether or not in the ordinary course of business;

(g) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries;

(h) acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person, corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, except in the case of this clause (ii) for purchases (including raw materials, inventory and supplies) in the ordinary course of business;

(i) except to the extent required to comply with applicable Law or the terms of any Material Contract described in Section 3.15(a)(i) or any Plan, (i) grant or announce any equity awards or the material increase in the salaries, bonuses, severance or termination pay or other compensation and benefits to any director, officer or employee of any of the Company or any of its Subsidiaries, (ii) enter into any severance or termination agreement with any officer or employee of the Company or any of its Subsidiaries, (iii) take any action to accelerate any rights or benefits, or make any material determinations outside of the ordinary course of business consistent with past practice, under any Plan or (iv) hire any new employees or terminate the employment of any employee of the Company or its Subsidiaries, unless such hiring or firing is in the ordinary course of business;

(j) change its accounting principles, methods, policies or procedures except to the extent required to conform with GAAP or applicable Law;

(k) change its fiscal year;

(l) make or change any material Tax election, make any material change in any method of Tax accounting or any Tax accounting period, file any amended Tax Return, waive or extend the statute of limitations or settle, compromise or surrender (or enter into any closing agreement with respect to) any material Tax liability or refund;

(m) amend, extend, renew or permit to lapse existing insurance policies or enter into new insurance policies, except in the ordinary course of business;

(n) settle or compromise any Action brought by or against the Company or any of its Subsidiaries other than for claims brought against the Company or its Subsidiaries that are settled or compromised solely upon payment of cash or cash equivalents (and so long as (i) such settlement or compromise does not result in any other liability or other obligation or undertaking of the Company or any of its Subsidiaries, (ii) includes a complete and unconditional release of the Company and its Subsidiaries related to the matters underlying such claim, (iii) the Company has, at such time of settlement or compromise, sufficient cash on hand to make such payment and (iv) the Company provides written notice of such settlement or compromise to the Purchaser prior to the time at which such settlement or compromise becomes binding on the Company or any of its Subsidiaries) to be paid by the Company or its Subsidiary (as applicable) prior to Closing in an amount not to exceed $500,000 individually for each such settlement or compromise and $2,500,000 in the aggregate for all such settlements and compromises; or

(o) agree to take any of the actions specified in Sections 5.01(a)-(n), except as contemplated by this Agreement and the Ancillary Agreements.

Section 5.02. Access to Information.

(a) From the date hereof until the Closing, upon reasonable notice, the Seller shall cause the Company, each Subsidiary and each Transferring Entity and each of their respective officers, directors, employees, agents, representatives, accountants and counsel to (i) afford the Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of the Company, each Subsidiary and each Transferring Entity to the extent related to the Transferred Business and (ii) furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Transferred Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not to interfere with the normal operations of the business of the Seller and its Affiliates. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser if such disclosure would, in the Seller’s reasonable discretion, (i) cause significant competitive harm to the Seller and its Affiliates and their respective business if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

(b) In order to facilitate the resolution of any claims made against or incurred by the Seller relating to the Transferred Business, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Purchaser’s document retention policy, the Purchaser shall (i) retain the books and records relating to the Transferred Business, the Company and the Subsidiaries relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Purchaser shall notify the Seller at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Seller the opportunity to access such books and records in accordance with this Section 5.02(b).

(c) In order to facilitate the resolution of any claims made against or incurred by the Purchaser, the Company or any Subsidiary relating to the Transferred Business, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records relating to the Transferred Business, the Company and the Subsidiaries relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser, the Company or any Subsidiary, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller shall notify the Purchaser at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Purchaser the opportunity to access such books and records in accordance with this Section 5.02(c).

Section 5.03. Confidentiality.

(a) The terms of the confidentiality agreement dated as of August 15, 2013 (the “Confidentiality Agreement”) between the Seller and Parent are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Parent (and its Affiliates, including the Purchaser) under this Section 5.03 shall terminate; provided, however, that the Confidentiality Agreement shall not terminate with respect to that portion of the Confidential Information (as defined in the Confidentiality Agreement) not exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

(b) Nothing provided to the Purchaser pursuant to Section 5.02(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Confidential Information provided to the Purchaser pursuant to Section 5.02(a) or otherwise by the Seller, the Company, any Subsidiary or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement or in any of the other Ancillary Agreements, following the Closing, (i) all confidential information relating to the Company and its Subsidiaries as of the date of the Closing will constitute confidential information of the Purchaser, irrespective of whether such confidential information was identified or otherwise designated as “confidential”; (ii) the Purchaser will have no obligations whatsoever under the Confidentiality Agreement with respect to such confidential information of the Company and its Subsidiaries, and (iii) with respect to such confidential information of the Company and its Subsidiaries, the Seller and its Affiliates will hold, and will take reasonable measures to cause their respective officers, counsel, advisors, employees and any other representatives to hold, such confidential information in confidence, in accordance with the Confidentiality Agreement as if they were a party to the Confidentiality Agreement.

(c) At the Closing, in the event that consent to assignment is not required under the terms of any nondisclosure or confidentiality agreement entered into with any potential acquirer in connection with the possible sale, directly or indirectly, of the Company and its Subsidiaries or the Transferred Business (the “Third Party Confidentiality Agreements”), the Seller shall assign to the Purchaser in whole or in part all rights under any such Third Party Confidentiality Agreements. For any such Third Party Confidentiality Agreements that are not assignable pursuant to the immediately preceding sentence, the Seller shall make the Purchaser reasonably aware of the terms thereof and if requested by the Purchaser in writing, the Seller shall enforce for the benefit of the Company and its Subsidiaries any such nondisclosure and confidentiality agreement as directed by the Purchaser; provided that the Purchaser shall pay for all costs and expenses related to such enforcement of such agreement.

(d) Notwithstanding anything herein to the contrary, each party hereto (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby, and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure.

Section 5.04. Regulatory and Other Authorizations; Notices and Consents.

(a) The Purchaser and the Seller shall use their reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make promptly its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. The Seller shall not be required to pay any fees or other payments to any Governmental Authorities in order to obtain any such authorization, consent, order or approval (other than normal filing fees that are imposed by Law on the Seller). Without limiting the generality of the Purchaser’s undertaking pursuant to this Section 5.04(a), the Purchaser agrees to use its reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated hereby no later than the Termination Date. In addition, the Purchaser shall use its reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Purchaser be obligated to agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, or agree to any controls on their operation of, any material assets (whether tangible or intangible) or any material portion of any business of the Purchaser or any of its Affiliates or of the Company or any of its Subsidiaries.

(b) Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

(c) The parties hereto shall use all reasonable efforts to submit and, as applicable, cause their respective subsidiaries to submit within twenty (20) Business Days after the Closing, transfer applications to the relevant Governmental Authorities, and shall thereafter take all other necessary actions to cause any (i) Permits owned by the Company or any Subsidiary that pertain to the Excluded Business to be transferred to the Seller or its designee as expeditiously as possible, and (ii) Permits that pertain to the Transferred Business that prior to the Closing are owned by a Transferring Entity to be transferred to the Company or any Subsidiary as expeditiously as possible (the Permits referenced in sub clauses (i) and (ii) are referred to herein as the “Affected Permits”). Until the Affected Permits are transferred to the Seller or its designee or to the Company or any Subsidiary, as applicable (each, a “Permit Transferee”), the Seller or its designee shall mine the coal on any Real Property subject to the Affected Permits (the “Affected Real Property”) and each Permit Transferee will operate the Transferred Business or Excluded Business subject to, and in accordance with, any Affected Permit (the “Affected Business”) as an “operator” pursuant to Section 5.04(d). If any Affected Permit is not transferred to the Permit Transferee at least 120 days prior to the expiration date of such Affected Permit, the Permit Transferee may, at the Permit Transferee’s sole cost and expense (including any guarantee or other similar credit support that such Permit Transferor may reasonably require to backstop any guarantee or other similar credit support provided by such Permitted Transferor), require the transferor of any such Affected Permit (the “Permit Transferor”) to expeditiously submit, or cause any subsidiary thereof to submit, renewal applications for such Affected Permit, including any required increase in bonds relating to such Affected Permits. If the Permit Transferee exercises this right, the Permit Transferor shall, at the Permit Transferee’s sole cost and expense, timely submit, and as required shall cause any subsidiary thereof to submit, minor permit modifications and amendments as requested by the Permit Transferee from time to time, and shall otherwise cooperate in good faith with the Permit Transferee to undertake and to accomplish the permitting and related activities described on Section 5.04(c) of the Disclosure Schedule. Upon issuance of the Affected Permit renewals, the Permit Transferor shall, and shall cause any applicable subsidiary to, proceed to apply for the transfer of the Affected Permits to the Permit Transferee, and shall complete the transfer of the Affected Permit as soon as possible.

(d) For as long as the Permit Transferee or any designee thereof operates the Affected Business on any Affected Real Property as the designated “operator” on behalf of the Permit Transferor under each Affected Permit pursuant to the terms and conditions of the Affected Permit prior to the transfer of “permittee-liability” and the issuance of a successor permit, the Permit Transferee shall comply, and shall cause such designee to comply with all applicable Laws and conditions of, or pertaining to, the Affected Permits after the Closing, and shall indemnify the Permit Transferor and any applicable subsidiary thereof and hold them harmless from and against all Liabilities incurred or suffered as a result of the Permit Transferee’s or any such designee’s act or omissions under or with respect to each Affected Permit. The Permit Transferee or its Affiliates shall have exclusive control over compliance with the Affected Permit and is hereby authorized to conduct and perform, in connection with compliance therewith, (i) water sampling, analysis and reporting, (ii) seven-day inspections of impoundments and other inspections, surveys, and reports related to impoundments, (iii) annual sediment pond inspections, (iv) emergency plan updates, and (v) similar matters. At the Permit Transferee’s request, the Permit Transferor shall, and shall cause any applicable subsidiary thereof to, assist the Permit Transferee in its obligations hereunder.

(e) The Permit Transferee shall provide the Permit Transferor prompt written notice of any “notice of non-compliance,” “notice of violation,” “cessation order,” “notice of bond forfeiture” or other similar enforcement action (in any such instance, a “Notice of Violation”) with respect to the Affected Permits after the Closing and prior to final transfer of the Affected Permits to the Permit Transferee. In the event that any Notice of Violation is issued to the Permit Transferor or any subsidiary thereof, the Permit Transferor shall provide the Permit Transferee with a copy of the same within three (3) Business Days of the Permit Transferor’s or such subsidiary’s receipt of such Notice of Violation. All Liabilities, including all associated Liabilities for remedial work (or other required work) arising as a result of or relating to any Notice of Violation or other notice of default or violation under any Affected Permit, to the extent not resulting from any act or omission of the Permit Transferor, shall be the sole and exclusive responsibility and Liability of the Permit Transferee (and shall be deemed to be an “Excluded Liability” hereunder) and shall be cured by the Permit Transferee as soon as reasonably practicable. The Permit Transferor shall have the right to enter on any Real Property subject to the Affected Permits (and to the extent practicable, shall provide reasonable prior notice to the Permit Transferee) for purposes of performing any remediation or reclamation activities necessary to comply with (i) the terms of the Affected Permit(s), (ii) any applicable Law, or (iii) any Governmental Order.

Section 5.05. Retained Names and Marks.

(a) The Purchaser hereby acknowledges that all right, title and interest in and to the names “CONSOL”, “CONSOL Energy”, “Consolidation Coal Company”, “Buchanan”, “Buchanan Mine”, “Amonate”, and “Amonate Mine”, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing (the “Retained Names and Marks”), are owned exclusively by the Seller, and that, except as expressly provided below, any and all right of the Company and its Subsidiaries to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller. The Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as provided herein.

(b) The Purchaser shall, as soon as practicable after the Closing, but in no event later than ten (10) Business Days thereafter, cause the Company and each Subsidiary, as applicable, to file amended certificates or articles of incorporation or certificates of formation, as applicable, with the appropriate authorities changing its corporate or limited liability company name to a corporate or limited liability company name that does not contain any Retained Names and Marks and to supply promptly any additional information and documentary materials that may be requested by the Seller with respect to such filings.

(c) The Company and its Subsidiaries shall, for a period of forty-five (45) Business Days after the date of the Closing, be entitled to use all of the Company’s and its Subsidiaries’ existing stocks of signs, letterheads, advertisements and promotional materials, Internet web sites and Internet domain names, inventory and other documents and materials (“Existing Stock”) containing the Retained Names and Marks, after which date the Purchaser shall cause the Company and each Subsidiary to remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock, and transfer to the Seller any rights with respect to Internet domain names incorporating any Retained Names or Marks.

(d) Except as expressly provided in this Agreement, no other right to use the Retained Names and Marks is granted by the Seller to the Purchaser or the Company and its Subsidiaries, whether by implication or otherwise, and nothing hereunder permits the Purchaser, the Company or any of its Subsidiaries to use the Retained Names and Marks on any documents, materials, products or services other than in connection with the Existing Stock. The Purchaser shall ensure that all use of the Retained Names and Marks by the Company and its Subsidiaries as provided in this Section 5.05 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Transferred Business used the Retained Names and Marks prior to the Closing.

Section 5.06. Replacement of Guarantees and Bonds. The Purchaser shall as promptly as practicable following the Closing (but in no event later than one hundred and twenty (120) days thereafter) fully discharge the Seller and any of its Affiliates, by way of issuing Replacement Bonds or otherwise, from any Liability under any guarantees, including guarantees to secure any Personal Property Lease, letters of credit, surety bonds, bonds to secure mining permits and reclamation obligations, bid bonds or performance bonds and any other documents that secures any Liability of the Company and any of its Subsidiaries, as set forth in Schedule 5.06 (“Guarantees and Bonds”). All funds in respect of premiums that are refunded by the issuer of any surety bond or other instrument on account of any Guarantees and Bonds or any discharge by the Purchaser of any such surety bond or other instrument as provided by this Section 5.06 shall be for the account of the Seller. The Purchaser shall pay to the Seller any such refunds it receives after Closing promptly upon receipt of such refunds. Without limiting the foregoing, after Closing, the Purchaser will not renew, extend, amend or supplement any loan, contract, lease or other obligation that is covered by a Guarantee or Bond unless the Seller’s Guarantee or Bond has been fully released and discharged for such renewal, extension, amended or supplemental period.

Section 5.07. Non-Solicitation.

(a) For a period of one (1) year after the Closing Date, the Purchaser will not directly or indirectly, without the prior written consent of the Seller, solicit or in any manner seek to induce any employee of the Seller or any of its Affiliates to terminate his or her employment with the Seller or any of their Affiliates; provided, however, that the parties acknowledge and agree that any general solicitation for employment shall be excluded from this Section 5.07(a).

(b) The Seller will not directly or indirectly, without the prior written consent of the Purchaser: (i) for a period of one (1) year after the Closing Date, employ, or permit any company or business directly or indirectly controlled by the Seller to employ, any Retained Employee; or (ii) for a period of two (2) years after the Closing Date, solicit or in any manner seek to induce any Retained Employee to terminate his or her employment or engagement with the Company or any such Subsidiary; provided, however, that the parties acknowledge and agree that any general solicitation for employment shall be excluded from this Section 5.07(b).

(c) For the avoidance of doubt, any obligations with respect to the matters addressed pursuant to this Section 5.07 set forth in the Confidentiality Agreement shall terminate as of the Closing, and, from and after the Closing, the obligations set forth in this Section 5.07 shall supersede all prior agreements with respect to the matters covered by this Section 5.07.

Section 5.08. Easements. Except as provided in the Ancillary Agreements, prior to Closing or as soon thereafter as practicable, the Purchaser will grant easements to the Seller and with limited warranty covenants, on and over the Covered Real Property for the continued location and maintenance of electric transmission lines, electric distribution lines, gas gathering and distribution lines, communications lines, and/or facilities owned or controlled by the Seller and its Affiliates and existing on the Covered Real Property as of Closing. In addition to the easements for such existing transmission lines, distribution lines, communications lines, or facilities, the Seller of its Affiliates may request from the Purchaser or their successors and assigns, and the Purchaser shall not unreasonably withhold their consent to, future easements for location of existing and future gas gathering and distribution lines and additional transmission, distribution and communications lines or facilities owned or controlled by the Seller or its Affiliates, provided that such future easements do not unreasonably interfere with the Purchaser’s use of the Covered Real Property. The Purchaser shall also grant all necessary easements and rights of access on and over the Covered Real Property to the Seller necessary for the Seller to provide adequate water containment, as required by the Ancillary Agreements, between the Seller’s existing and future mining operations and the Transferred Business.

Section 5.09. Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Seller shall cause the Reorganization to occur in all material respects on or prior to the Closing, and in connection with the Reorganization, Seller shall cause all Assets used or intended for use in the conduct of the Transferred Business prior to the Closing to be held by the Company and its Subsidiaries as of the Closing. From and after the Closing, the Seller shall take any actions required to finalize the Reorganization as contemplated by the immediately preceding sentence not completed prior to the Closing, and the Company shall reasonably cooperate with the Seller with such activities at the Seller’s sole cost and expense. If, as a result of mistake or oversight, any asset or property which, prior to the completion of the Reorganization, constituted part of the Excluded Business shall have been transferred, assigned, delivered or conveyed to or otherwise retained by the Company or any Subsidiary, then, at the request of the Seller, such asset or property shall be promptly transferred, assigned and conveyed to, or as directed by the Seller. Until such asset or property is transferred, assigned and conveyed to, or as directed by the Seller, the Company or any Subsidiary, as applicable, shall, at the request of the Seller, (i) maintain and operate such asset or property at the Seller’s sole cost and expense; and/or (ii) use commercially reasonable efforts to make the benefits of such asset or property available to the Seller by mutually agreeable arrangement; provided, however, that no action will be required or permitted in violation of any underlying agreement(s) affecting such asset or property. If, as a result of mistake or oversight, any asset or property which, prior to the completion of the Reorganization, constituted part of the Transferred Business shall have been transferred, assigned, delivered or conveyed to or otherwise retained by the Seller or any Affiliate thereof (other than the Company or any Subsidiary), then, at the request of the Purchaser, such asset or property shall be transferred, assigned and conveyed to, or as directed by the Purchaser. Until such asset or property is transferred, assigned and conveyed to, or as directed by the Purchaser, the Seller or its Affiliate, as applicable, shall, at the request of the Purchaser, (i) maintain and operate such asset or property at the Purchaser’s sole cost and expense; and/or (ii) use commercially reasonable efforts to make the benefits of such asset or property available to the Purchaser by mutually agreeable arrangement; provided, however, no action will be required or permitted in violation of any underlying agreement(s) affecting such asset or property.

Section 5.10. Financing Cooperation; Delivery of Financial Information. As soon as reasonably practicable after the date hereof, but in no event later than November 6, 2013, the Purchaser shall deliver, or cause to be delivered, to the Seller a draft of the Parent’s Confidential Information Memorandum (in a redacted form to exclude any information that is not otherwise Required Financial Information). The Seller shall provide any comments to, and shall complete any incomplete portion of, such draft Confidential Information Memorandum, including any corrections with respect to the Required Financial Information, in each case to the extent related to the Company and its Subsidiaries or the Transferred Business, to the Purchaser within two (2) Business Days following the delivery of the Parent’s Confidential Information Memorandum by the Purchaser pursuant to the immediately preceding sentence. Prior to the Closing, the Seller shall use its reasonable best efforts to provide and to cause the Company, its Subsidiaries and any attorney, accountant or other advisor, agent or representative retained by the Seller or the Company or any of the Subsidiaries to provide, all cooperation reasonably requested by the Purchaser in connection with the arrangement of the debt financing being sought by the Purchaser (the “Debt Financing”), including (i) participation in a reasonable number of meetings at reasonable times and with reasonable advance notice (including with prospective lenders), drafting sessions, due diligence sessions and rating agency presentations, (ii) providing available business information relating to the assets and operations of the Transferred Business to or as directed by the Purchaser, (iii) using commercially reasonable efforts to facilitate the pledging of collateral and granting of guaranties in connection with the Debt Financing (such pledges and guaranties only to become effective at the Closing), (iv) providing any customary authorization letters to the arrangers of the Debt Facility authorizing distribution of the Required Financial Information included in the Parent’s Confidential Information Memorandum to the prospective lenders, (v) providing the Purchaser with all documentation and other information in the Seller’s possession (or otherwise reasonably obtainable by the Seller) required by regulatory authorities and as reasonably requested by the Purchaser with respect to the Company and its Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001), and (vi) using commercially reasonable efforts to cause Ernst & Young LLP (“E&Y”) to provide customary accountants’ comfort letters (which shall provide “negative assurance” comfort) and consents for use of their reports in the offering circular or offering memorandum related to the information provided by the Seller; provided that the effectiveness of any documentation executed by the Company or any of its Subsidiaries with respect thereto (other than any certificate or letter required by E&Y in order to deliver a comfort letter or consent in connection with an offering of debt securities) shall be subject to the consummation of the Closing. Nothing herein shall require any cooperation by the Company or the Seller to the extent it would interfere unreasonably with the business or operations of the Seller or its Affiliates (including, prior to Closing, the Company or its Subsidiaries). The Purchaser acknowledges and agrees that (a) except with respect to a breach of its obligations under this Section 5.10, neither the Seller nor the Company nor any of their respective Affiliates, subsidiaries or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall incur any liability to any person under or in connection with the Debt Financing (other than the Company and its Subsidiaries from and after the Closing), (b) that neither the Seller nor any of its Affiliates shall be required to pay any amounts or incur any out-of-pocket costs in connection with its obligations hereunder that is not advanced or reimbursed by the Purchaser and (c) neither the Seller nor any of its Affiliates (other than the Company and its Subsidiaries, as of the Closing) will be an issuer, obligor or party to the Debt Financing.

Section 5.11. Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither the Seller nor the Company shall take, or permit any of their respective Subsidiaries, Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Purchaser and/or its Affiliates) concerning any purchase of any of the Company’s equity securities or the Assets or any merger, sale of substantial assets or similar transaction involving the Company and its Subsidiaries or the Assets, other than assets (other than equity interests) sold in accordance with the provisions of this Agreement.

Section 5.12. Accounts Receivable.

(a) The Purchaser acknowledges that, except for the Transferred Accounts Receivables (for which payment to the Purchaser shall be made as contemplated by Section 2.08), all accounts receivable of the Transferred Business in respect solely of sales of Coal Inventory, title of which is transferred to buyers thereof at or prior to the Closing, shall remain the property of the Seller from and after the Closing (the “Seller Accounts Receivable”) and the Purchaser shall not acquire any beneficial right or interest therein.

(b) The Company and its Subsidiaries shall be entitled as of the Closing to all accounts receivable of the Transferred Business other than the Seller Accounts Receivable (the “Purchaser Accounts Receivable”).

(c) For purposes of determining the allocation of any payment received by the Purchaser or the Seller on or after the Closing Date from any Person that owes amounts in respect of both Seller Accounts Receivable and Purchaser Accounts Receivable, the Purchaser and the Seller agree as follows: (i) funds shall be applied as directed by such Person, if direction is provided (including by reference to an invoice for payment); and (ii) in the absence of such direction, funds shall be applied to accounts receivable in the order of oldest to newest. The Purchaser and the Seller agree to make payments to each other on a regular basis in respect of amounts received by them on and after the Closing Date with respect to any Seller Accounts Receivable and Purchaser Accounts Receivable to give effect to the allocation set forth in this Section 5.12(c). Nothing in this Section 5.12(c) shall be deemed to amend, modify or in any way alter the Seller’s obligations under Section 2.08.

(d) The Purchaser and the Seller shall provide to each other access to files, records and books of account for the purpose of verifying any funds that have been remitted to each to verify collection and disposition of the proceeds of the accounts receivable in accordance with this Section 5.12.

Section 5.13. Business Continuity.

(a) Intercompany Accounts. On or prior to the Closing Date, except as set forth on Section 5.13(a) of the Disclosure Schedule, the Seller shall cause all intercompany accounts between the Seller and/or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, to be settled or otherwise eliminated in such a manner as the Seller determines. Intercompany accounts between and among the Company and its Subsidiaries shall not be affected by this provision.

(b) Intercompany Arrangements. Effective at the Closing, the Seller shall cause all arrangements, understanding or contracts set forth on Section 3.18 of the Disclosure Schedule to be terminated without liability to the Company or its Subsidiaries, except for the contracts listed on Section 5.13(b) of the Disclosure Schedule.

(c) Litigation Support. In the event and for so long as the Seller, the Purchaser or any of their respective Subsidiaries or Affiliates (including for the avoidance of doubt the Company and/or its Subsidiaries) is actively contesting or defending against any Action commenced by any third party with respect to (i) any transaction contemplated by this Agreement or any Ancillary Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Transferred Business, the other party will (and will cause its respective Affiliates and subsidiaries to) cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending Party is entitled to indemnification therefor pursuant to Article IX); provided, however, that, for avoidance of doubt, the foregoing shall not require any party to take any such action if (w) the interests of the parties in, or with respect to, such Action shall be directly adverse, (x) it may result in a waiver or breach of any attorney/client privilege, (y) it could reasonably be expected to result in violation of applicable Law, or (z) providing such access or information would be reasonably expected to be unreasonably disruptive to its operations.

(d) Insurance Proceeds. If the Company or any of its Subsidiaries incurs any (i) property loss with an occurrence date on or prior to the Closing Date related to the Transferred Business that is covered by a Seller Insurance Policy and for which any portion of the damage has not been repaired or replaced on or prior to the Closing or (ii) any economic loss with an occurrence date on or prior to the Closing Date related to the Transferred Business for which any portion of the post-Closing economic loss is covered by a Seller Insurance Policy (each of (i) and (ii), an “Insured Event”), the Seller shall, and shall cause its subsidiaries to, submit a claim and assert its rights under such Seller Insurance Policy and shall use its reasonable best efforts to recover fully any and all amounts available under such Seller Insurance Policy with respect to any such loss (the “Insurance Proceeds”); provided, however, that for the avoidance of doubt, in the case of clause (ii) above, the Purchaser shall only be entitled to the amount of Insurance Proceeds with respect to the economic loss continuing from and after the Closing. The Seller shall maintain financial responsibility for any deductibles, co-payments or self-insured retentions for such Insured Event and shall, promptly upon receipt of any Insurance Proceeds, pay to the Purchaser the amount of such Insurance Proceeds without set-off or counterclaim. For the avoidance of doubt, claims made and recoveries associated with the 2013 Blacksville fire incident shall remain with the Seller.

Section 5.14. Contract Consents.

(a) Transaction Consents; Seller Required Consents. Without limiting the Seller’s obligations set forth in Section 5.04, the Seller shall use its best efforts to obtain (i) prior to the Closing and as necessary following the Closing, all the consents, approvals or waivers from third parties (“Consents”) set forth on Section 8.01(e) of the Disclosure Schedule (the “Seller Required Consents”) and Section 8.02(d) of the Disclosure Schedule so as to enable the parties hereto to expeditiously close the transactions contemplated hereby no later than the Termination Date, (ii) (A) prior to the Closing and as necessary following the Closing, all other Transaction Consents (other than immaterial Transaction Consents) and (B) solely following the Closing, immaterial Transaction Consents, in each case so that none of the effects set forth in Section 3.04(c) have occurred or will occur as a result of the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Seller or any of its subsidiaries or the consummation of the transactions contemplated hereby (disregarding any qualification or limitation based on materiality, including the terms “material” or “Material Adverse Effect” or any similar materiality or similar qualification or limitation set forth in Section 3.04(c)), or, in the case of clause (i) or (ii) above, shall provide for alternative arrangements in lieu of each such Consent that is acceptable to the Purchaser. A “Transaction Consent” shall mean all Consents set forth on or contemplated by, or that are or would be required to be set forth on or contemplated by, Section 3.04(c) of the Disclosure Schedule, determined by disregarding any qualification or limitation based on materiality, including the terms “material” or “Material Adverse Effect” or any similar materiality or similar qualification or limitation, set forth in Section 3.04(c), including for the purpose of determining any of the effects set forth in Section 3.04(c). Notwithstanding anything to the contrary set forth in this Section 5.14(a), the Seller and the Purchaser shall each equally share the cost of all Consent Payment Amounts necessary to obtain any Seller Required Consents; provided that neither the Seller nor the Purchaser shall be required to agree to pay an aggregate amount of Consent Payment Amounts arising from obtaining the Seller Required Consents in excess of $5,000,000 each (for a total of $10,000,000 of such Consent Payment Amounts for the Seller and the Purchaser) and the Purchaser shall not be required to pay such Consent Payment Amount until the Closing. The parties hereto understand and acknowledge that nothing in this Section 5.14(a) shall be deemed to constitute or result in a waiver of the conditions to the Closing set forth in Section 8.01(e) or Section 8.02(d).

(b) Replacement of Seller’s Guarantees and Shared Party Contracts. Without limiting the Seller’s obligations set forth in Section 5.04 or the effect of any Seller Required Consent as provided in Section 5.14(a), prior to the Closing, and as necessary, following the Closing, upon request of the Seller, Parent shall offer to replace any guarantees provided by the Seller or any of its subsidiaries (other than the Company and the Subsidiaries) of any Contract of the Company or any of the Subsidiaries exclusively related to the Transferred Business to which the Seller or any of its subsidiaries (other than the Company and the Subsidiaries) also is or would be a party as of the Closing (after giving effect to the Reorganization) (any of the foregoing Contracts, a “Shared Party Contract”) with a guarantee of Parent that (w) is on customary terms and conditions, (x) solely relates to the operations of the Transferred Business from and after the Closing, (y) will not adversely affect the Debt Financing or any other obligations of Parent or the Purchaser and (z) shall not be effective prior to the Closing. If Parent shall not replace any such guarantee, from and after the Closing, the Purchaser shall indemnify Seller and its subsidiaries (for avoidance of doubt, not including the Company and the Subsidiaries) from any Loss or obligation under a Shared Party Contract for events arising from and after the Closing (other than as a result of the actions or activities of Parent contributing to such Loss or obligation).

(c) Multi-Use Contracts. As of the date hereof, the Seller and/or one or more of its subsidiaries (including the Company and/or one or more of the Subsidiaries) are party to Contracts relating to both the Transferred Business and an Excluded Business (each, a “Multi-Use Contract”). Without limiting the Seller’s obligations set forth in Section 5.04, prior to the Closing, and as necessary, following the Closing, the Seller shall (i) use its best efforts to obtain, or to cause to be obtained, all Consents of the third party counterparties to the Multi-Use Contracts to separate the Multi-Use Contracts so that the Company or one of the Subsidiaries (but not the Seller or any of its other subsidiaries) is party to the portion of the Multi-Use Contract related to the Transferred Business and the Seller or one of its subsidiaries other than the Company or the Subsidiaries (but not the Company or the Subsidiaries) is party to the portion of the Multi-Use Contract related to the Excluded Business, which Consent may include any Consent (including any Consent to any partial assignment of the Multi-Use Contract from or to the Company or Seller), making arrangements with the counterparty for shared use of the Multi-Use Contract, causing entry into one or more separate or amended Contract(s) with the counterparty or other similar arrangement (any of which shall be deemed a Consent hereunder), and (ii) in the absence of such Consent being obtained, provide for the benefit of the Transferred Businesses receipt of services or products or rights from and after the Closing that at or prior to the Closing (prior to giving effect to the Reorganization) were received from any third party counterparty under any Multi-Use Contract related to the Transferred Business pursuant to a Multi-Use Contract (any arrangement contemplated by clause (a) or (b), a “Reorganization Arrangement”). The Purchaser shall, and shall cause the Company or Subsidiary to, reasonably cooperate at the Seller’s sole cost and expense (and without limiting the meaning of clause (i) of the definition of “Excluded Liabilities”) to provide for the benefit of the Excluded Business receipt of services or products or rights from and after the Closing that were received by the Excluded Business under a Multi-Use Contract. If the Seller shall provide the benefits of a Multi-Use Contract pursuant to clause (ii) above, from and after the Closing, (A) the Seller shall indemnify and hold harmless the Purchaser Indemnified Parties against any Losses incurred by such party as a result of the Seller’s or any of its subsidiaries’ performance or failure to perform its obligations under that portion of the Multi-Use Contract applicable to its or their business after the Closing and (B) if the Seller has complied with Section 5.14(e) with respect to the arrangement of the provision of services, the Purchaser shall indemnify and hold harmless the Seller Indemnified Parties against any Losses incurred by such party as a result of the Company’s or any of the Subsidiaries’ performance or failure to perform its obligations under that portion of the Multi-Use Contract applicable to its or their business after the Closing.

(d) Cooperation. Parent and the Purchaser shall use their commercially reasonable efforts at the Seller’s sole cost and expense to provide all cooperation reasonably requested by the Seller in connection with the receipt of the Consents and the Reorganization Arrangements, including (i) participation in meetings with parties to Contracts; and (ii) providing the Seller with information required by parties to Contracts and as reasonably requested by the Seller with respect to Parent or the Purchaser; provided that (x) the effectiveness of any instruments executed by Parent or the Purchaser or any of its subsidiaries with respect thereto shall be subject to the consummation of the Closing and (y) nothing herein shall require any cooperation by Parent or the Purchaser to the extent it would unreasonably interfere with the business or operations of Parent, the Purchaser or the Company or their respective subsidiaries or Affiliates.

(e) Modification. Notwithstanding anything to the contrary set forth in this Agreement, in connection with obtaining any Consents or obtaining or entering into any Reorganization Arrangements, neither the Seller nor any of its Affiliates (including, prior to the Closing, for purposes of this Section 5.14, the Company and its Subsidiaries) shall, without the prior written consent of the Purchaser (i) consent to or effect any modification of, or amendment to, applicable terms of any Contract (including, for avoidance of doubt, any Multi-Use Contract), (ii) otherwise obligate Parent, the Purchaser, the Company or any of their respective Affiliates or subsidiaries to take or omit to take any action, or (iii) agree to the grant of, or accept, any Consent or Reorganization Arrangement that is subject to any restrictions or other requirements, with respect to any of clause (i), (ii) or (iii), that could adversely affect the terms of the applicable Contract (economic or otherwise) to the Company or any of its Subsidiaries or the value of the Transferred Business or the Assets. Any economic effect of any such modification, modification or amendment shall be a Consent Payment Amount.

(f) Consent Payment Amounts. Except as otherwise expressly set forth in Section 5.14(a) with respect to Consent Payment Amounts to obtain the Seller Required Consents, the Seller shall bear the full cost of all Consent Payment Amounts, and the Seller shall be responsible for, and shall reimburse Parent, the Purchaser, the Company or any of their respective subsidiaries or Affiliates for, all Consent Payment Amounts incurred or paid by any such Person at the request or approval of Seller, as incurred.

Section 5.15. Business Financial Statements.

(a) As soon as reasonably practicable (but in no event later than the deadlines specified in clause (c) of this Section 5.15), the Seller shall (i) prepare and provide, or cause to be prepared and provided, to the Purchaser, at the Purchaser’s sole cost and expense, which costs and expenses shall be reasonable and customary, any and all balance sheets, statements of income, cash flows and stockholders’ equity for the Transferred Business in accordance with GAAP and as required by Regulation S-X for the following periods, and together with all footnotes required by GAAP, as of and for (A) the year ended December 31, 2012 which shall be audited by E&Y and (B) the nine month period ended September 30, 2013, which shall be audited by E&Y (the “Interim Financial Statements”), which financial statements shall be prepared in a manner meeting the requirements of GAAP (for avoidance of doubt, the financial statements will reflect Intercompany Receivable/Payables as contribution/distributions in the Equity section of the balance sheet, and the footnotes to financial statements will adequately describe the inclusion of such accounts); and (ii) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to assist E&Y in the completion of an audit of the financial statements and, including executing such management and other representation letters as shall be requested by E&Y, so that E&Y is able to complete its audit of the financial statements. The Seller shall also cause E&Y to deliver one or more customary “comfort letters” as reasonably requested by the Purchaser and its financing sources.

(b) Notwithstanding anything contained herein, if the Closing occurs after December 30, 2013, in lieu of the Interim Financial Statements (defined as September 30, 2013), GAAP financial statements (audited by E&Y) for 2013 prepared in the manner contemplated in clause (a) above for the year ended 2012 shall be delivered no later than the deadline specified in clause (c) of this Section 5.15.

(c) If the Closing occurs on or prior to December 30, 2013, the financial statements required by clause (a) of this Section 5.15 shall be delivered on or prior to February 1, 2014. If the Closing occurs after December 30, 2013, the financial statements required by clause (b) of this Section 5.15 shall be delivered on or prior to seventy (70) days following the Closing.

(d) As soon as reasonably practicable following the Closing (but in no event later than the deadline required for the financial statements required by clause (a) or (b) of this Section 5.15, as applicable), the Seller shall prepare and provide financial statements for the period beginning on the first day of the fiscal quarter in which the Closing occurs and ending on the date of the Closing, prepared in accordance with GAAP and, subject to the next sentence, otherwise on a basis substantially consistent with the financial statements contemplated by clauses (a) and (b) of this Section 5.15; provided, however that no such financial statements will be required if the Closing occurs on December 31, 2013. Any such financial statements required to be prepared and provided in accordance with the foregoing need not be audited or reviewed by E&Y or any other accounting firm, unless the Closing occurs on March 31, 2014, in which case such financial statements shall be reviewed by E&Y, and the Seller shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to assist E&Y in the completion of a review of such financial statements.

Section 5.16. Subsidiaries and Affiliates Compliance. Without limiting the obligations of the parties otherwise expressly set forth herein, each of the parties hereto will take all action necessary to cause its subsidiaries to perform their obligations under this Agreement and to consummate the transactions contemplated hereby on the terms and conditions set forth in this Agreement.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01. Collective Bargaining Agreements and Employees. The Company and each of the Subsidiaries that are parties to the Wage Agreement shall be referred to as the “Signatory Companies.” As of the Closing Date the Signatory Companies recognize that they are signatory to the Wage Agreement and agree that the Seller has met its obligations regarding the successorship provisions of Article I of the Wage Agreement. Twin Rivers Towing Inc. has a labor agreement with the Seafarers International Union and recognizes the obligations to its employees contained therein. Within three (3) Business Days of the date of this Agreement, the Seller shall provide a complete and accurate written list of all of the union employees employed by the Company and its Subsidiaries as of the date of this Agreement (“Union Employees List”) and shall include accrued vacation and holiday pay (which may be provided no later than five (5) Business Days of the date of this Agreement), active or leave status, and seniority. Prior to the Closing and other than as occurring in the ordinary course of business, the Seller shall neither, and shall cause its subsidiaries neither to, hire and/or terminate any union employee of the Company or any of its Subsidiaries, nor transfer the employment or service of any union employee to or from the Company or any of the its Subsidiaries (other than solely between the Company and the Subsidiaries). In accordance with the provisions of this paragraph, the Union Employees List will be updated by the Seller and provided to the Purchaser at reasonable intervals through the Closing Date as changes are made in the ordinary course, along with accrued vacation and holiday pay, active or leave status, and seniority.

Section 6.02. Pension Withdrawal Liability. The Purchaser agrees that the Signatory Companies will for periods on and after the Closing Date continue to contribute to the 1974 UMWA

Pension Plan in accordance with the terms of the Wage Agreement. In the event that the Signatory Companies withdraw from the 1974 UMWA Pension Plan at any time on or after the Closing Date, the Purchaser and the Signatory Companies will be solely responsible for satisfaction of any withdrawal liability due to the 1974 UMWA Pension Plan pursuant to ERISA and for timely making any and all periodic or other payments required by law; provided, however, that this does not relieve or waive any obligations of the Seller under its representations, warranties and covenants in this Agreement or any breach by the Seller thereof. The Purchaser represents and warrants that the value of the assets acquired pursuant to this Agreement together with the value of other assets of the Purchaser will allow the Purchaser to satisfy the currently estimated withdrawal liability under the 1974 UMWA Pension Plan of the Signatory Companies. The Purchaser agrees to indemnify and hold harmless the Seller against any and all claims that may be asserted by the 1974 UMWA Pension Plan for payment of withdrawal liability with respect to the Signatory Companies except to the extent the claims arise, occur or result in full or part from a breach by the Seller of any representations, warranties or covenants in this Agreement.

The Purchaser shall provide notice to the Seller of (i) any complete or partial withdrawal from the 1974 UMWA Pension Plan by the Purchaser that takes place after the Closing Date and on or prior to December 31, 2023 and (ii) any resulting assessment of withdrawal liability and request or demand for withdrawal liability payments by the 1974 UMWA Pension Plan received by the Purchaser. The Purchaser shall pay or cause the Signatory Companies to pay each installment of withdrawal liability applicable to the Signatory Companies on or after the Closing Date prior to the due date of each such payment and shall provide the Seller with notice of each installment payment; provided, however, this does not relieve or waive any obligations of the Seller under its representations, warranties and covenants in this Agreement or any breach by the Seller thereof. In the event of any breach by the Purchaser of any of its obligations under this Section 6.02, the Seller shall have the right to seek injunctive relief or to take any action necessary to prevent or cure any actual or threatened default by the Purchaser.

Section 6.03. Other Employment-Related Liabilities. The Company and its Subsidiaries will, and on and after the Closing Date the Purchaser will cause the Company and its Subsidiaries to pay off, satisfy and discharge all Employee and Retiree Liabilities as they become due and payable. As set forth in the TSA, the Seller shall maintain certain Plans to provide specific Employee and Retiree Liabilities for the length of time contained therein, at the expense of the Purchaser. Prior to the fifth (5th) anniversary of the Closing, the Purchaser and Parent shall comply with all covenants restricting dividends or other similar distributions from any such Person to any other Person (other than any of its Subsidiaries) as set forth in any credit agreement to which they are party, as such credit agreement may be in effect from time to time. The obligations of the Purchaser, the Company and/or the Subsidiaries under this Section 6.03 do not relieve or waive any obligations of the Seller under its representations, warranties and covenants in this Agreement or any breach by the Seller thereof.

Section 6.04. Salaried and Hourly Non-Union Employees and Employee Benefits. Except as provided in the MSEEBA:

(a) The Purchaser shall cause the Company or its Subsidiaries, as applicable, to continue the employment of each of the non-union employees employed by the Company or such Subsidiary as of the Closing Date (“Business Employees”), for which a complete and accurate list has provided to the Purchaser by the Seller in writing at least one (1) day prior to the date of this Agreement (“Business Employees List”). Prior to the Closing and other than as occurring in the ordinary course of business, with respect to the Seller Retained Employees or with the Purchaser’s prior written consent, the Seller shall not, and shall cause its subsidiaries not to, hire and/or terminate employees of the Company or any of its Subsidiaries, or transfer the employment or service of any employees to or from the Company or any of the its Subsidiaries (other than solely between the Company and the Subsidiaries); provided, however, that with respect to any employees listed on the Business Employee List not currently employed by the Company or its Subsidiaries, the Seller agrees to take all actions necessary to transfer the employment of such employees to the Company or its Subsidiaries so that they are employed by the Company or its Subsidiaries as of the Closing. Prior to the Closing, the Seller shall cause the Company or its Subsidiaries, as applicable, to transfer the employment and service as employees of the Seller Retained Employees out of the Company and its Subsidiaries to the Seller or its Affiliates. In accordance with the provisions of this paragraph, the Business Employees List will be updated by the Seller and provided to the Purchaser at reasonable intervals through the Closing Date as changes are made in the ordinary course, along with accrued vacation and holiday pay (which shall be included after the date of this Agreement), active or leave status, seniority, whether exempt or not under the Fair Labor Standards Act, and salary or wage and target bonus if any. The Seller has provided a complete and accurate list of the following applicable to each Business Employee: accrued vacation and holiday pay (which shall be included after the date of this Agreement), active or leave status, seniority, any collective bargaining agreement that applies, whether exempt or not under the Fair Labor Standards Act, and, if not covered by a collective bargaining agreement, salary or wage and target bonus if any. Individuals whose employment with the Company or any of its Subsidiaries continues after the Closing Date in accordance with this Section 6.04(a) are hereinafter referred to as the “Retained Employees.” Notwithstanding any other provision in this Agreement, the Seller shall be responsible for all obligations, if any, to Retained Employees with respect to performance bonuses earned by the Retained Employees for any period of the 2013 and/or 2014 calendar year. Nothing in this Section 6.04 shall obligate the Purchaser, the Company or any of its Subsidiaries to continue the employment of any such Retained Employee and any other employee of the Company or any of its Subsidiaries for any specific period (it being understood that the Purchaser shall be obligated to pay severance benefits pursuant to Section 6.04(c) herein to the extent due).

(b) The Purchaser shall give, or shall cause the Company or its Subsidiaries to give, each Retained Employee credit under the applicable Purchaser’s Plans that cover such employee, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits (excluding accrual of benefits under any defined benefit pension plan) for the Retained Employee’s service with the Seller or the Signatory Companies and their Affiliates, as applicable, prior to the Closing Date, to the extent credited by the Seller for the same purpose under an analogous Plan and provided no duplication of benefits results. Except as set forth on Section 6.04(b) of the Disclosure Schedules, no portion of the assets of any trust or other fund maintained by the Seller for the purpose of paying benefits under any of the Plans will be transferred to the Purchaser, or the Purchaser’s Plans. For purposes of this Agreement “Purchaser’s Plans” means all employee benefit plans (as defined in Section 3(3) of the ERISA and all retiree medical or life insurance, supplemental retirement, disability, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Purchaser is a party or to which the Company or its Subsidiaries will, after the Closing, be made a party, with respect to which the Purchaser has and the Company or its Subsidiaries will have after the Closing, any obligation or which are maintained, contributed to or sponsored by the Purchaser and/or, after the Closing, by the Company or its Subsidiaries.

(c) Except as set forth in the collective bargaining agreement with the UMWA, if any Retained Employee is involuntarily terminated without cause by the Purchaser, the Company or any Subsidiary within three (3) months following the Closing Date, the Purchaser will, or will cause the Company or the Subsidiaries to, provide under the Purchaser’s Plans benefits that are at least equal to the severance pay and other benefits that the employee would have received under the corresponding Plan. For those Retained Employees that are involuntarily terminated on or prior to December 31, 2014, and have an employment agreement with a change of control severance pay requirement, the Purchaser will, or will cause the Company or the Subsidiaries to, provide severance pay in an amount at least equal to the severance pay required by the change of control provision.

(d) The Purchaser shall, and shall cause the Company or the Subsidiaries to, continue to credit to each Retained Employee in accordance with the terms and conditions of the Purchaser’s policies regarding vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date to the extent the relevant plan, policy or arrangement is set forth on Schedule 3.13(a) and the unused vacation and personal holiday pay is set forth on the Business Employee List, and shall assume all liability for the payment of such amounts to the extent accrued prior to the Closing Date pursuant to the Seller’s vacation and personal holiday pay policies listed in Schedule 3.13(a).

(e) The Purchaser will assume the responsibility to pay short-term and long-term disability benefits to all Retained Employees who are on disability leave on the Closing Date under the terms of the Seller’s disability plans. The Purchaser’s Plans will govern the determination of what, if any, short-term and long-term disability benefits will be paid to any Retained Employee whose disability occurs after the Closing. If any Retained Employee is on any form of leave of absence at the Closing (including any leave subject to the Family and Medical Leave Act of 1993 or comparable state law), the Purchaser shall, or shall cause the Company or the Subsidiaries to, reinstate such Retained Employee to active employment upon the expiration of the leave to the extent such reinstatement is required by any applicable Law or by the Company’s or such Subsidiary’s, as applicable, personnel policies and shall satisfy any other obligation with respect to such Retained Employee during and immediately following such leave as required under any applicable Law or the Company’s or such Subsidiary’s, as applicable, personnel policies (copies of which, as in effect at the Closing Date, have been made available to the Purchaser) upon the expiration of such leave.

(f) For at least twelve (12) months following the Closing Date, but no longer than their employment with the Company or its Subsidiaries, the Purchaser shall be required to provide Retained Employees with group medical and dental plans as may be sponsored by the Purchaser or any replacement for such plans for similarly situated employees. Coverage of medical and dental expenses for Retained Employees under the Plans will end on the Closing Date. Except for the medical coverage considered to be an Excluded Liability, for twelve (12) months following the Closing Date, the Purchaser shall be required to provide retirees (and their eligible dependents) of the Company or its Subsidiaries with medical coverage and retiree life insurance coverage substantially similar to the medical coverage provided to these retirees by the Seller immediately prior to the Closing Date. Responsibility for retiree medical coverage and retiree life insurance coverage shall be the obligation of the Transferred Business or Excluded Business where the retiree last worked. A list of current retirees is set forth in Schedule 6.04(f).

(g) Effective as of the Closing Date and continuing on and after the Closing Date, the Seller shall or shall cause the Seller’s Plans to provide all entitlements under Code Section 4980B, Part 6 or 7 of Title I of ERISA, or any similar state law (collectively, “COBRA”) with respect to any Plan subject to COBRA of any Business Employee or former employee of the Company or its Subsidiaries at the time of termination of employment, or any dependent or former dependent of any such employee or former employee, whose qualifying event occurred on or prior to the Closing Date at a time when the employee or former employee was on the payroll of the Seller, the Company or its Subsidiaries or was on COBRA coverage, including any obligations to such individuals currently on such COBRA continuation coverage and any obligations to any such individual whose period for electing such COBRA continuation coverage has not yet expired.

(h) Nothing in this Article VI, express or implied, shall: (i) subject to the Wage Agreement, limit the ability of the Purchaser or any of its Affiliates (including, following the Closing, the Company or any Subsidiary) to terminate the employment of any employee (including any Retained Employee) at any time and for any or no reason; (ii) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, policy, contract or arrangement; (iii) limit the ability of the Purchaser or any of its Affiliates (including, following the Closing, the Company or any Subsidiary) to amend, modify or terminate any benefit or compensation plan, program, agreement, policy, contract or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iv) confer upon any Person (including any Retained Employee) any rights as a third-party beneficiary of this Agreement.

ARTICLE VII

TAX MATTERS

Section 7.01. Tax Indemnities.

(a) The Seller shall indemnify and hold each Purchaser Indemnified Party harmless against all Excluded Taxes (except to the extent that such Taxes are reflected as a liability in the Net Working Capital). The Purchaser shall indemnify and hold each Seller Indemnified Party harmless against all Taxes and associated expenses (i) resulting from any act, transaction or omission of the Purchaser, the Company or any Subsidiary occurring on the Closing Date after the Closing that is not in the ordinary course of business or contemplated by this Agreement or (ii) resulting from an election under Section 338(g) of the Code with respect to the transactions contemplated by this Agreement.

(b) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the date of the Closing shall be:

(i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.06), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on the Closing Date; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (b) taking into account the type of Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(b) shall be computed by reference to the level of such items on the date of the Closing. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company and the Subsidiaries unless otherwise required by applicable Law.

(c) Payment by the indemnifying party of any amount due under this Section 7.01 shall be made within 10 days following written notice by the indemnified party that payment of such amounts to the appropriate taxing authority is due, provided that the indemnifying party shall not be required to make any payment earlier than five Business Days before it is due to the appropriate taxing authority. If the Seller receives an assessment or other notice of Taxes due with respect to the Company and any Subsidiary for any taxable period (or portion of any taxable period) ending on or before the date of the Closing for which the Seller is not otherwise responsible, in whole or in part, pursuant to this Agreement because such Taxes are reflected as a liability in Net Working Capital, then the Purchaser shall pay such Taxes for which the Seller is not responsible, or if the Seller pays such Taxes, then the Purchaser, the Company or any Subsidiary shall pay to the Seller the amount of such Taxes for which the Seller is not responsible within 10 days following such payment provided that the Seller shall not be required to make any payment earlier than five Business Days before it is due to the appropriate taxing authority. In the case of a Tax that is contested in accordance with the provisions of Section 9.05, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate taxing authority or court.

Section 7.02. Tax Refunds and Tax Benefits.

(a) Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to taxable periods (or portion of a Straddle Period) ending on or before the date of the Closing shall be the property of the Seller (excluding (i) any refund or credit attributable to any loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a tax year (or portion of a Straddle Period) ending on or before the Closing Date and (ii) amounts reflected as an asset in Net Working Capital (each such excluded amount in the foregoing clauses (i) and (ii), an “Excluded Refund”), and if received by the Purchaser, the Company or any Subsidiary, shall be paid over to the Seller within 15 days after receipt or entitlement thereto. The Purchaser shall, if the Seller so requests and at the Seller’s expense, cause the Company or other relevant entity to file for and use its reasonable efforts to obtain the receipt of any refund, credit or similar benefit to which the Seller is entitled under this Section 7.02. The Purchaser shall permit the Seller to participate in (at the Seller’s expense) the prosecution of any such claim.

(b) The Seller shall pay to the Purchaser any Excluded Refunds within fifteen (15) days after receipt or entitlement thereto. The Seller shall, if the Purchaser so requests and at the Purchaser’s expense, cause any relevant entity to file for and cooperate to obtain the receipt of any refund to which the Purchaser is entitled under this Section 7.02. The Seller shall permit the Purchaser to participate in (at the Purchaser’s expense) the prosecution of any such refund claim.

(c) At the Purchaser’s request and expense, the Seller will uses its reasonable efforts to obtain such refund (or reduction), including through the filing of amended Tax Returns or refund claims. The Purchaser agrees to indemnify the Seller for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise.

(d) The Purchaser shall elect, and shall cause the Company and its Subsidiaries to elect, as applicable, to waive any carryback of any net operating loss, capital loss or credit on any Tax Return of the Company or any of its Subsidiaries filed in respect of a tax year ending on or before the Closing Date.

Section 7.03. Contests. Any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser, its Affiliates, the Company or any Subsidiary which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Seller under Section 7.01 shall be governed by the procedural principals of Section 9.05.

Section 7.04. Preparation of Tax Returns.

(a) The Seller shall prepare and file (or cause the Company and the Subsidiaries to prepare and file) all Tax Returns relating to the Company and each Subsidiary for taxable periods ending on or before the date of the Closing, and will pay or cause to be paid all Taxes shown due thereon. With respect to any such Tax Return, the Seller shall provide the Purchaser and its authorized representative with a copy of the portion of such Tax Return relating to the Company and each Subsidiary at least 30 days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Purchaser and its authorized representative shall have the right to review and comment on such portion prior to the filing of such Tax Return. The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return by the Purchaser or its authorized representative.

(b) The Purchaser shall prepare and file (or cause the Company and the Subsidiaries to prepare and file) all Tax Returns that relate to the Company or any Subsidiary for taxable periods ending after the date of the Closing (including Straddle Periods); it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of the Purchaser (including any Taxes reserved for on the Closing Statement), except for such Taxes which are the responsibility of the Seller pursuant to Section 7.01 or Section 9.02 which the Seller shall pay in accordance with this Article VII or Article IX, as applicable. Insofar as relates to Taxes or positions for periods ending on or before the Closing Date, such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by Law. With respect to any Tax Return required to be filed with respect to the Company or any Subsidiary after the date of the Closing and as to which Taxes are allocable to the Seller under Section 7.01 hereof, the Purchaser shall provide the Seller and its authorized representative with a copy of the portion of such Tax Return that is relevant to such Taxes allocable to the Seller at least 30 days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Seller and its authorized representative shall have the right to review, comment, and make such changes as are reasonably requested by the Seller and its authorized representative on such portion prior to the filing of such Tax Return. The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return by the Seller or its authorized representative.

Section 7.05. Tax Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company and the Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include (upon the other party’s reasonable request) providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by the applicable Governmental Authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.05. Notwithstanding anything to the contrary in Section 5.02, each of the Seller and the Purchaser shall retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company or any Subsidiary for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

Section 7.06. Conveyance Taxes. The Purchaser and the Seller shall each bear 50 percent of any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. The Purchaser and the Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable compliance with any pre-Closing filing requirements.

Section 7.07. Tax Covenants.

(a) Neither the Purchaser nor any Affiliate of the Purchaser shall make a Tax election that has retroactive effect to any taxable period (or portion of any taxable period) ending on or before the date of the Closing, without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

(b) Neither the Purchaser nor any Affiliate of the Purchaser shall, without the prior written consent of the Seller, which consent shall not be unreasonably withheld, (i) amend, refile or otherwise modify, or cause or permit the Company or any Subsidiary to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period) ending on or before the date of the Closing; (ii) voluntarily initiate discussions regarding adjustments or examinations with taxing authorities regarding Taxes with respect to any taxable period (or portion of any taxable period) ending on or before the date of the Closing, except as otherwise required by Law; or (iii) extend or waive any statute of limitation with respect to Taxes attributable to any taxable period ending on or before the date of the Closing (and in the case of an extension or waiver with respect to a Straddle Period, the Purchaser shall use its commercially reasonable efforts provide notice thereof to the Seller).

Section 7.08. Miscellaneous.

(a) For Tax purposes, the parties agree to treat all payments made under this Article VII, under any other indemnity provisions contained in this Agreement, and for any breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price.

(b) For purposes of this Article VII, all references to the Purchaser, the Seller, Affiliates, the Company and any Subsidiary include successors.

(c) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

(d) Any Tax sharing agreement or arrangement between the Seller or any of its Affiliates (other than the Company and the Subsidiaries), on the one hand, and any of the Company and the Subsidiaries, on the other hand, shall have been terminated, and all payments thereunder settled, immediately prior to the Closing with no payments permitted to be made thereunder on and after the date of the Closing.

Section 7.09. Section 338 Election. In connection with the sale of the Shares contemplated hereby, at the election of the Seller, the parties shall cause an express election pursuant to Section 338(h)(10) of the Code to be made for the Company and its Subsidiaries for U.S. federal income Tax purposes, and shall cause similar elections to be made where appropriate for state Tax purposes, and shall comply with the rules and regulations applicable to such elections. For purposes of making such elections, the Purchaser and the Seller shall reasonably cooperate to determine the value of the tangible and intangible assets of the Company and its Subsidiaries and shall timely jointly prepare an allocation of the Purchaser’s “adjusted grossed-up basis” in the Shares (within the meaning of the Regulations under Section 338 of the Code) among such assets, in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”). The Allocation shall be binding upon the Purchaser and the Seller for purposes of allocating the “aggregate deemed selling price” (within the meaning of the Regulations) among the assets of the Company and its Subsidiaries, and neither party shall file any Tax Return, or take a position with a Tax authority, that is inconsistent with the Allocation. Each party agrees to cooperate with the other in the preparation of IRS Form 8594 or any similar form required by a state taxing authority in connection with a Section 338(h)(10) election and to furnish the other party with a copy of such form or forms prepared in draft form within a reasonable period before its filing due date. If the Seller and the Purchaser do not reach a written agreement as to the Allocation prior to the 90th day after the Closing Date or, with respect to any revision of the Allocation, within a reasonable period of time (which shall be presumed to be 30 days), then either the Seller or the Purchaser may by notice to the other submit to the Independent Accounting Firm for resolution, in accordance with the procedural principles of Section 2.06(c) and this Section 7.09, of the dispute as to the Allocation.

Section 7.10. Tax Year. The parties intend that the transactions contemplated hereby are structured in a manner that causes the Tax year of the Company and its Subsidiaries to close as of the Closing Date for federal income tax purposes and state income tax purposes, if applicable (and the Purchaser shall take any and all actions reasonably necessary and permitted by applicable Law to effectuate this result, including by including the Company in its affiliated group for federal income tax purposes and state tax purposes, if applicable).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) (A) the representations and warranties of the Purchaser contained in Sections 4.01 and 4.04 shall be true and correct in all respects as of the date hereof and as of the Closing Date and (B) the representations and warranties of the Purchaser in Article IV of this Agreement (other than the representations and warranties specifically identified in clause (i)(A) above) shall be true and correct in all respects at and as of the date hereof and as of the Closing Date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case any such representation or warranty shall be true and correct in all respects as of such date), except where the failure of such representations or warranties to be in compliance with the standard set forth above in this Section 8.01(a)(i)(B) would not individually or in the aggregate, materially affect its ability to perform its obligations hereunder and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;

(b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated;

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions;

(d) Reorganization. The Reorganization shall have been completed in all material respects, other than with respect to the transfer of the Affected Permits;

(e) Third Party Consents. The Purchaser and the Seller shall have received the Consents set forth in Section 8.01(e) of the Disclosure Schedule; and

(f) Designation as Operator. The Seller or any Person designated by the Seller shall have been approved by the applicable Governmental Authority as the designated “operator” in connection with the Affected Permits listed in Section 8.01(f) of the Disclosure Schedule.

Section 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties and Covenants. (i) (A) the representations and warranties of the Seller contained in Section 3.01, the first sentence of Section 3.02, Section 3.03 and Section 3.19(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date and (B) the representations and warranties of the Seller in Article III of this Agreement (other than the representations and warranties specifically identified in clause (i)(A) above) shall be true and correct in all respects as of the date hereof and as of the Closing Date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case any such representation or warranty shall be true and correct in all respects as of such date), except where the failure of such representations or warranties to be in compliance with the standard set forth above in this Section 8.02(a)(i)(B) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with Section 8.02(a)(i)(B) only, any materiality or Material Adverse Effect qualification set forth in any such representation or warranty should be disregarded; and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller or the Company at or before the Closing shall have been complied with in all material respects;

(b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated;

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions;

(d) Third Party Consents. The Purchaser and the Seller shall have received the Consents set forth in Section 8.02(d) of the Disclosure Schedule;

(e) Reorganization. The Reorganization shall have been completed in all material respects, other than with respect to the transfer of the Affected Permits;

(f) No Casualty. No Casualty shall have occurred; and

(g) No Material Adverse Effect. Since the date hereof, no event, change or circumstance shall have occurred that has caused or would reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect.

ARTICLE IX

INDEMNIFICATION

Section 9.01. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement (together with any Schedule, Exhibit or certificate delivered pursuant to this Agreement with respect thereto) shall survive the Closing and remain in full force and effect for a period of eighteen (18) months after the Closing; provided, however, that (i) the representations and warranties included in Section 3.01, the first sentence of Section 3.02, Section 3.03, Section 4.01, Section 4.04 and Section 4.08 (collectively, the “Fundamental Representations”) shall survive the Closing and remain in full force and effect indefinitely (subject to any applicable statute of limitations), (ii) the representations and warranties set forth in Section 3.10 and Section 3.13 shall survive the Closing and remain in full force and effect for a period of four (4) years after the Closing, and (iii) the representations and warranties included in Section 3.14 shall survive the Closing and remain in full force and effect until the date that is sixty (60) days following the expiration of the applicable statute of limitations; provided, further that any claim made with reasonable specificity (to the extent then known) by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive and remain in full force and effect until such claim is finally and fully resolved. All covenants of the parties hereto shall survive the Closing hereunder indefinitely, or for such shorter period as shall apply in accordance with their respective terms.

Section 9.02. Indemnification by the Seller. From and after the Closing, the Purchaser and its Affiliates (including the Company and its Subsidiaries) and each of their respective officers, directors, employees, agents, members, principals, equityholders successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller for and against all losses, Taxes, damages, claims, costs and expenses, interest, awards, charges, judgments, deficiencies, assessments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Losses”) arising out of, resulting from or incurred or suffered in connection with: (i) the breach of any representation or warranty made by the Seller contained in this Agreement made as of the date hereof or deemed made as of the Closing Date (together with any Schedule, Exhibit or certificate delivered pursuant to this Agreement with respect thereto); (ii) the breach of any covenant or agreement by the Seller contained in this Agreement; (iii) any Excluded Liability; or (iv) any claim for a benefit from any defined benefit pension plan sponsored by the Seller and any claim by a non-Retained Employee or retiree of the Company or any Subsidiary (for which the Purchaser had no obligation under Section 6.04(f)) or their dependents, for group medical and dental coverage; provided, that if any representation or warranty of the Seller contained herein or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement is qualified or limited based on materiality, including the terms “material” or “Material Adverse Effect” or any similar materiality or similar qualification or limitation, such qualification or limitation shall in all respects be disregarded and given no effect for purposes of determining whether any breach thereof, inaccuracy therein or Loss has occurred, and the amount of any such Loss.

Section 9.03. Indemnification by the Purchaser and the Company. From and after the Closing, the Seller and its Affiliates and each of their respective officers, directors, employees, agents, members, principals, equityholders, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser and, following the Closing, the Company, which obligation of the Purchaser and the Company to indemnify and hold each Seller Indemnified Party harmless hereunder shall be joint and several, for and against any and all Losses, arising out of, resulting from or incurred or suffered in connection with: (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement made as of the date hereof or deemed made as of the Closing Date (together with any Schedule, Exhibit or certificate delivered pursuant to this Agreement with respect thereto); (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement; (iii) any Employee and Retiree Liability, or any claim by a Retained Employee or retiree of any Signatory Company (for which the Purchaser had an obligation under Section 6.04(f)) or their dependents arising out of the Purchaser’s modification or elimination of group medical and dental coverage for retirees; provided, however, that the Purchaser shall not be required to indemnify the Seller against any liability resulting from a recovery by a Retiree on a claim for lifetime medical or life insurance benefits based on a verbal or written promise outside the terms of the Summary Plan description or plan document; or (iv) any Action by any of the Financing Sources against a Seller Indemnified Party in connection with the transactions contemplated hereby (other than as a result of any fraud by a Seller Indemnified Party).

Section 9.04. Limits on Indemnification.

(a) No claim may be asserted nor may any Action be commenced against either party hereto for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances (to the extent then known) with respect to the subject matter of such claim or Action on or prior to the date on which the representation or warranty on which such claim or Action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $20,000,000 (the “Deductible”), after which the Indemnifying Party shall be liable only for those Losses in excess of the Deductible in the aggregate; and (ii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02(i), as applicable, shall be an amount equal to $200,000,000 (the “Cap”); provided, however, that the (x) Deductible and the Cap shall not apply with respect to (A) any Excluded Liabilities, (B) any breach of a Fundamental Representation, (C) the indemnification obligations pursuant to Section 9.02(ii) or Section 9.02(iv), or (D) fraud in connection with the transactions contemplated hereby and (y) the Cap shall not apply with respect to any breach of a representation or warranty included in Section 3.13. Neither party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential (subject to the proviso below), special or indirect damages (other than any such damages actually awarded in connection with any Third Party Claims) relating to the breach or alleged breach of this Agreement; provided, however, that the foregoing limitation shall not preclude an Indemnified Party from asserting that it is entitled to recover for actual Losses for consequential damages to the extent that such Loses were the direct and reasonably foreseeable consequence of the relevant breach.

(c) For all purposes of this Article IX and Section 7.01, “Losses” and “Excluded Taxes” shall be determined net of (i) any insurance proceeds or similar payments (after deduction for any actual increased insurance costs (including documented future premium increases) as a result of such payment of proceeds and any reasonable out-of-pocket fees, costs or expenses incurred by such Indemnified Party in connection with obtaining such proceeds) actually received by the Indemnified Party in connection with the facts giving rise to the right of indemnification and (ii) any net Tax benefit actually realized by such Indemnified Party (resulting in either (A) a reduction in cash Tax payments otherwise required to be made or (B) a Tax refund actually received) arising in connection with the accrual, incurrence or payment of any such Losses, determined after taking into account any Tax detriment arising from the right to indemnification hereunder and treating the applicable Tax item as the last item to be used by the Indemnified Party.

Section 9.05. Notice of Loss; Third Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnified Party is prejudiced by such failure.

(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Losses under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnified Party is prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if (i) it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party and (ii) acknowledges in writing (in form and substance reasonably satisfactory to the Indemnified Party) its obligations to indemnify the Indemnified Party under this Article IX (subject to the limitations set forth herein). If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not have the right to assume or continue to control such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if the Indemnifying Party fails to reasonably diligently pursue the Third Party Claim or (w) the Third Party Claim seeks an injunction or equitable relief, (x) the Third Party Claim involves criminal proceeding, action, indictment, allegation or investigation, (y) the Indemnified Party reasonably believes an adverse determination of the Third Party Claim would have a material adverse effect on the Indemnified Party’s business or future business prospects, or (z) a conflict of interest exists between the Indemnifying Party and the Indemnified Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 9.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding. Notwithstanding anything to the contrary contained in the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any Third Party Claim without the written consent of the other party hereto (not to be unreasonably withheld) if such settlement or compromise would subject the other party to material obligations or require it to admit (or constitute an admission of) liability; provided, that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or compromise and such settlement or compromise includes a complete, irrevocable and unconditional written general release of the Indemnified Party from further liability, does not result in or impose injunctive or other equitable relief, or any obligation of specific performance, against the Indemnified Party or any of its Affiliates and does not require any admission of liability by or impose any injunctive relief or material obligations or restrictions on the Indemnified Party.

Section 9.06. Remedies. The Purchaser and the Seller acknowledge and agree that, except (a) with respect to the enforcement of any rights or obligations under Section 2.06 or Section 2.08 or any equitable remedies of the parties hereto provided herein and (b) any fraud, in connection with the transactions contemplated hereby (the matters described in clauses (a) and (b), collectively, the “Excluded Matters”), (i) following the Closing, the indemnification provisions of Article VII, Section 9.02 and Section 9.03 shall be the sole and exclusive remedies of the Purchaser and the Seller for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Seller, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall take commercially reasonable steps as required by applicable law to mitigate its Losses upon and after becoming actually aware of any event which would reasonably be expected to give rise to any Losses. Except for claims under this Agreement and the Excluded Matters, from and after the Closing the Purchaser and the Seller each disclaim, waive, and covenant not to sue under any statutory or common law claim, with respect to any matter pertaining or connected to this Agreement.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.01. Termination.

This Agreement may be terminated at any time prior to the Closing (subject to the advance notice obligations set forth in Section 11.14):

(a) by either the Seller or the Purchaser if the Closing shall not have occurred by (i) January 31, 2014, or (ii) if as of the date set forth in clause (i), all of the conditions to the obligations of the parties hereto set forth in Article VIII (other than those conditions set forth in Section 8.01(b) or Section 8.02(b) or any other condition to be satisfied by the delivery of documents or taking of any other action at the Closing by any party hereto) shall have been satisfied or waived, March 31, 2014 (as applicable under clause (i) or (ii), the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Purchaser or the Seller in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(c) by the Purchaser, if (i) any of the representations or warranties of the Seller set forth in Article III shall not be true and correct or (ii) any of the Seller’s covenants or agreements contained in this Agreement shall have been breached, in each case such that the condition to Closing set forth in Section 8.02(a) would not be satisfied and such failure to be true and correct or such breach is not capable of being cured prior to the Termination Date or, if capable of being cured, is not cured by the earlier of (x) 30 days after written notice thereof is delivered to the Seller and (y) the Termination Date; provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 10.01(c) if the failure of the Seller’s representations and warranties to be true and correct or the breach of the Seller’s covenants or agreements was caused by an inaccuracy or breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement;

(d) by the Seller, if (i) any of the representations or warranties of the Purchaser set forth in Article IV shall not be true and correct or (ii) any of the Purchaser’s covenants or agreements contained in this Agreement shall have been breached, in each case such that the condition to Closing set forth in Section 8.01(a) would not be satisfied and such failure to be true and correct or such breach is not capable of being cured prior to the Termination Date or, if capable of being cured, is not cured by the earlier of (x) 30 days after written notice thereof is delivered to the Purchaser (y) by the Termination Date; provided that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Purchaser’s representations and warranties to be true and correct or the breach of the Purchaser’s covenants or agreements was caused by an inaccuracy or breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement; or

(e) by the mutual written consent of the Seller and the Purchaser.

Section 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (i) as set forth in Section 5.03, this Section 10.02, Section 10.03 and Article XI, each of which shall survive termination and remain valid and binding obligations of the parties and (ii), except with respect to a termination pursuant to Section 10.01(e), nothing herein shall relieve any party from liability for all damages suffered or incurred by a party hereto, including any consequential, incidental or special damages (including any losses or damages for lost profits or opportunity) as a result of fraud by any other party hereto or any material breach by another party hereto of its representations, warranties, covenants or agreements set forth herein prior to such termination. Notwithstanding the immediately preceding sentence, any damages recoverable as a result of a breach of the covenants of the Seller set forth in Section 5.10 or the Purchaser set forth in Section 5.14 shall be limited by the last sentence of Section 9.04(b) as if applicable.

Section 10.03. Deposit. Within one (1) Business Day of any termination of this Agreement (other than pursuant to Section 10.01(d)) and without any right of set-off or other limitation, the Purchaser and the Seller shall execute and deliver to the Escrow Agent joint written instructions under the Escrow Agreement to release the Deposit to the Purchaser. If this Agreement is terminated pursuant to Section 10.01(d), (a) within one (1) Business Day of any termination of this Agreement, the Purchaser and the Seller shall execute and deliver to the Escrow Agent joint written instructions under the Escrow Agreement to release all amounts of the Deposit in excess of Fifteen Million Dollars ($15,000,000) to the Purchaser (the portion of the Deposit retained by the Escrow Agent, the “Remaining Deposit”), (b) the Seller shall execute and deliver to the Purchaser (to be executed and delivered by the Purchaser to the Escrow Agent for the Seller and the Purchaser) joint written instructions under the Escrow Agreement to release to the Purchaser within one (1) Business Day following the relevant event: (i) any amount of the Remaining Deposit that is in excess of the amount of damages the Seller has determined in good faith it has incurred as a result of the Purchaser’s breach of this Agreement prior to the termination hereof, as determined from time to time upon request of the Purchaser, (ii) all amounts of the Remaining Deposit if the Seller has not commenced and continued to diligently pursue litigation to recover damages the Seller has determined in good faith it has incurred as a result of the Purchaser’s breach of this Agreement prior to the termination hereof within sixty (60) days following the termination of this Agreement or (iii) as directed pursuant to a final, non-appealable order or judgment of a court of competent jurisdiction. Any amounts paid from the Deposit to the Seller for any reason shall be deemed made by the Purchaser to the Seller.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that any costs and expenses incurred in connection with the Reorganization, this Agreement and the transactions contemplated by this Agreement by the Company or any of the Subsidiaries shall be the responsibility of the Seller and be paid by the Seller.

Section 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to the Seller or, prior to the Closing, the Company:

CONSOL Energy Inc.

CNX Center

1000 Consol Energy Drive

Canonsburg, PA 15317

Facsimile: (724) 785-4836

Attention: Stephen Johnson

                 Executive Vice President & Chief Legal Officer

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile: (212) 403-2309

Attention: David A. Katz, Esq

Greenberg Traurig, LLP

2700 Two Commerce Square

2001 Market Street

Philadelphia, PA 19103

Facsimile: (215) 717-5242

Attention: Robert M. Goldich, Esq.

if to the Purchaser, Parent or, from and after the Closing, the Company:

Ohio Valley Resources, Inc.

46226 National Road

St. Clairsville, Ohio 43950

Facsimile: (740) 338-3405

Attention:  Robert E. Murray, Director

with a copy to:

Murray Energy Corporation

46226 National Road

St. Clairsville, Ohio 43950

Facsimile: (740) 338-3405

Attention: Robert D. Moore, Executive V.P., C.O.O. and C.F.O.

                 Michael O. McKown, Senior V.P., Law and Administration

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: (212) 446-6460

Attention: William B. Sorabella

                 Daniel J. Michaels

Section 11.03. Public Announcements. The parties to this Agreement shall cooperate as to the timing and contents of their respective press releases announcing the execution of this Agreement or the Closing of the transactions contemplated hereby.

Section 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 11.05. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

Section 11.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of each party hereto), as the case may be; provided, however, that (a) the Purchaser may assign the Agreement to any of its Affiliates, and (b) the Purchaser, and after the Closing, the Company may each assign its rights (but not its obligations) hereunder for collateral security purposes to any lender or lenders (including any agent for any such lender or lenders) providing financing to the

Purchaser in connection with transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent; provided, however, that no such assignment pursuant to clause (a) or clause (b) above shall relieve the Purchaser or Parent from any of their respective obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, permitted assigns and legal representatives.

Section 11.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser (and, to the extent provided in Section 11.09, the Financing Sources) or (b) by a waiver in accordance with Section 11.08.

Section 11.08. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 11.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article IX relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Notwithstanding the foregoing, the Financing Sources, their respective Affiliates and each of their respective officers, directors, controlling persons, employees or representatives (collectively, the “Financing Parties”) shall be third-party beneficiaries of this Section 11.09, Section 11.11, Section 11.12 and Section 11.15 and such Sections may not be amended or waived in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 11.10. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 11.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in Wilmington, Delaware; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court sitting in the Wilmington, Delaware; and provided, further, that the Seller or any Seller Indemnified Party may initiate Action against the Purchaser in any court in which the Seller or such Seller Indemnified Party, as the case may be, is sued in an Action with respect to which the Seller or such Seller Indemnified Party in entitled to indemnification hereunder. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts. Each of the parties hereto (a) agrees that it will not bring or support any Action of any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Parties in any way relating to this Agreement or any of the transactions contemplated hereunder, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York located in the Borough of Manhattan (and appellate courts thereof) and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, may not be enforced in or by any of the above named courts.

Section 11.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

Section 11.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 11.14. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The foregoing right shall include the right of a party to seek specific performance of any other party’s obligations under this Agreement, including the right of any party to seek specific performance of the other party’s obligations to effect the Closing under Section 2.03, and the parties’ right to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, shall be without the need of posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Prior to terminating this Agreement pursuant to Section 10.01(c) or 10.01(d), the terminating party shall deliver the other parties hereto at least ten (10) Business Days prior written notice or its intent to terminate this Agreement and the basis therefor prior to such termination and the parties shall meet and confer in good faith for purposes of attempting to reach a mutual agreement to maintain the effectiveness of this Agreement and avoid such termination and any resulting purported termination shall not be effective if the basis for such termination has been cured by the expiration of such ten (10) Business Day period. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 11.15. Non-Recourse. All claims or causes of action (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Agreements, or the negotiation, execution or performance of this Agreement or the other Ancillary Agreements (including any representation or warranty made in or in connection with this Agreement or the other Ancillary Agreements or as an inducement to enter into this Agreement or the other Ancillary Agreements), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Ancillary Agreements (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be) or the negotiation or execution hereof or thereof; and each party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. The Company and any person or entity acting on behalf of the Company hereby waives and releases all of the Non-Party Affiliates of the Seller and of the Seller’s Affiliates from any liabilities, claims and obligation arising from any action or omission by such Non-Party Affiliate taken before the Closing. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement. Notwithstanding anything in this Agreement or in any related agreement to the contrary, none of the Seller Related Parties shall have any rights or claims against any Financing Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing Party shall have any rights or claims against any Seller Related Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following the Closing Date, the foregoing shall not limit the rights of the Financing Parties under any commitment letter or other definitive documentation related to the Debt Financing.

Section 11.16. Parent Guaranty. To induce the Seller to enter into this Agreement, Parent absolutely, unconditionally and irrevocably guarantees to the Seller (the “Guaranty”), on the terms and conditions set forth herein the due, full and punctual (i) payment of any amount payable by the Purchaser or any amount due hereunder including Losses suffered or sustained by the Seller as a result of or in connection with a breach of this Agreement by the Purchaser; and (ii) performance of all of the Purchaser’s obligation pursuant to this Agreement and any Ancillary Agreement (the “Guaranteed Obligations”). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guaranty is one of payment, not collection and Parent acknowledges that a separate action or actions may be brought and prosecuted against Parent for the full amount of the Guaranteed Obligations to enforce this Guaranty, irrespective of whether any action is brought against the Purchaser or any other Person or whether the Purchaser or any other Person are joined in any such action or actions. Parent agrees that the Guaranteed Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay of the Seller to assert any claim or demand or to enforce any right or remedy against the Purchaser; (ii) any change in the time, place or manner of payment of the Guaranteed Obligations; (iii) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations, to or from the Guaranty, this Agreement, or any related agreement or document; (iv) any change in the corporate existence, structure or ownership of the Purchaser or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Purchaser or any Person now or hereafter liable with respect to the Guaranteed Obligations; (vi) the existence of any claim, set-off or other right which Parent may have at any time against the Purchaser or the Seller whether in connection with the Guaranteed Obligations or otherwise; or (vii) the adequacy of any other means the Seller may have of obtaining payment of the Guaranteed Obligations. To the fullest extent permitted by applicable Law, Parent hereby expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by the Seller. Parent hereby waives promptness, diligence, notice of the acceptance of the Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any of the Guaranteed Obligations and all other notices of any kind (other than notices expressly required to be provided to the Purchaser pursuant to Section 11.16), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Purchaser or any other Person interested in the transactions contemplated by this Agreement, and all suretyship defenses generally.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ J. Brett Harvey
	Name:	J. Brett Harvey
	Title:	Chairman of the Board and Chief Executive Officer

MURRAY ENERGY CORPORATION
(solely for purposes of Section 5.14, Section 6.03 and Section 11.16 herein)

By:	/s/ Robert E. Murray
	Name:	Robert E. Murray
	Title:	Chairman, President & Chief Executive Officer

CONSOLIDATION COAL COMPANY

By:	/s/ J. Brett Harvey
	Name:	J. Brett Harvey
	Title:	Chairman of the Board and Chief Executive Officer

OHIO VALLEY RESOURCES, INC.

By:	/s/ Robert E. Murray
	Name:	Robert E. Murray
	Title:	Director

EXHIBIT “A1”

MINING TRANSFERRED BUSINESS

The “Mining Transferred Business” is limited to the following, provided, however, in no event shall Mining Transferred Business include oil and gas and coalbed methane (whether within or outside of a coal seam):

1.	The “Blacksville Mine” means and is limited all right, title and interest owned or controlled by Company, the Subsidiaries and Transferring Entities: (i) in and to the Pittsburgh seam of coal within the area shown on Exhibit “A3” under “Blacksville Mine (Pittsburgh Coal Only)” and associated mining rights for the Pittsburgh seam within such area; and (ii) in and to the surface only of property that is located entirely on or within the highlighted areas shown Exhibit “A4”.

2.	The “Loveridge Mine” means and is limited to all right, title and interest owned or controlled by Company, the Subsidiaries and Transferring Entities: (i) in and to the Pittsburgh seam of coal within the area shown on Exhibit “A3” under “Loveridge Mine (Pittsburgh Coal Only)” and associated mining rights for the Pittsburgh seam within such area; and (ii) in and to the surface only of property that is located entirely on or within the highlighted areas shown Exhibit “A5”.

3.	The “McElroy Mine” means and is limited to all right, title and interest owned or controlled by Company, the Subsidiaries and Transferring Entities: (i) in and to the Pittsburgh seam of coal within the area shown on Exhibit “A3” under “McElroy Mine (Pittsburgh Coal Only)” and associated mining rights for the Pittsburgh seam within such area; and (ii) in and to the surface only of property that is located entirely on or within the highlighted areas shown Exhibit “A6”.

4.	“Mine 84” means and is limited to all right, title and interest owned or controlled by Company, the Subsidiaries and Transferring Entities: (i) in and to the Pittsburgh seam of coal within the area shown on Exhibit “A3” under “Mine 84 (Pittsburgh Coal Only)” and associated mining rights for the Pittsburgh seam within such area; and (ii) in and to the surface only of property that is located entirely on or within the highlighted areas shown Exhibit “A7”.

5.	The “Robinson Run Mine” means and is limited to all right, title and interest owned or controlled by Company, the Subsidiaries and Transferring Entities: (i) in and to the Pittsburgh seam of coal within the area shown on Exhibit “A3” under “Robinson Run Mine (Pittsburgh Coal Only)” and associated mining rights for the Pittsburgh seam within such area; and (ii) in and to the surface only of property that is located entirely on or within the highlighted areas shown Exhibit “A8”.

6.	The “Shoemaker Mine” means and is limited to all right, title and interest owned or controlled by Company, the Subsidiaries and Transferring Entities: (i) in and to the Pittsburgh seam of coal within the area shown on Exhibit “A3” under “Shoemaker Mine (Pittsburgh Coal Only)” and associated mining rights for the Pittsburgh seam within such area; and (ii) in and to the surface only of property that is located entirely on or within the highlighted areas shown Exhibit “A9”.

7.	The “Rend Lake Mine” means and is limited to all right, title and interest owned or controlled by Company, the Subsidiaries and Transferring Entities: (i) in and to all seams of coal within the area shown on Exhibit “A10” and associated mining rights for such seams; and (ii) in and to the surface only of property that is located entirely on or within the highlighted areas shown Exhibit “A10”.

8.	The “Keystone Coal Mining Company Mines” means and is limited to all right, title and interest owned or controlled by Company, the Subsidiaries and Transferring Entities in and to the surface only within the area shown on Exhibit “A11” and associated surface access rights for operation of the preparation plant;

9.	The “Tetrick South Reserves” means and is limited to all right, title and interest owned or controlled by Company, the Subsidiaries and Transferring Entities in and to any the Pittsburgh seam of coal within the highlighted area shown on Exhibit “A12” and associated mining rights for the Pittsburgh seam within such area, excluding however, any overriding royalties that will be granted to Reserve Coal Properties Company at Closing.

10.	The “Legacy Areas and AMD Sites” means and is limited to all right, title and interest owned or controlled by Company, the Subsidiaries and Transferring Entities: (i) in and to certain unmined and mined out areas of the Pittsburgh seam only and associated mining rights for such seam within the highlighted area shown on Exhibit “A13(i)” (“Legacy Areas”), and (ii) in and to the surface only associated with twenty-one (21) acid mine drainage sites (“AMD Sites”) as shown on the highlighted areas of Exhibit “A13(i)”, the coordinates of which are more particularly described on Exhibit “A13(ii)”, together with all necessary and required access rights to the Pittsburgh seam for operation of the AMD Sites, including, but not limited to, the right to remove water from the unmined and mined out areas of the Pittsburgh seam and the right to inject water, slurry and sludge into the unmined and mined out areas of the Pittsburgh seam.

EXHIBIT “A2”

RELATED TRANSFERRED BUSINESS

1.	The “Reverse Osmosis Facilities and Plant Complex” means and is limited all right, title and interest owned or controlled by Company, the Subsidiaries and Transferring Entities: (i) in and to the surface only of property with respect to the Plant Complex as shown on Exhibit “A14” under “Refuse Area” and “RO Plant Site”; and (ii) in and to the rights of way with respect to the Facilities as shown on such Exhibit “A14” under “RO Pipeline Alignment.”

2.	The “River Division” means and is limited to all right, title and interest owned or controlled by Company, the Subsidiaries and Transferring Entities in and to the surface only of property associated with the Alicia Dock river facility as shown on Exhibit “A15”; provided, however, for the landings identified as having a Surface Use Agreement as shown on Exhibit “A15” the surface will be owned by a Transferring Entity after Closing and such surface will be excluded property that is part of the Excluded Business, and a Surface Use Agreement will address use of such landings by Company after Closing.

3.	The “Monongah Office” means the office building owned by Company that is located in Grant District, Marion County, West Virginia on Tax Map Parcel 02-15/157 and the surface only of property associated therewith as shown on Exhibit “A16(i)”, being part of the property conveyed in Deed Book 322, Page 305 recorded in the office of the Clerk of the County Commission of Marion County, West Virginia.

4.	The “Ohio Valley Operations Office” means the office building owned by the Company that is located in Clay District, Marshall County, West Virginia on Tax Map 14, Parcel 2 and the surface only of property associated therewith as shown on Exhibit “A16(ii)”, being part of the property conveyed in Deed Book 500, Page 241 recorded in the office of the Clerk of the County Commission of Marshall County, West Virginia.